Exhibit 10.1
Execution Copy

Fourth Amended and Restated Revolving Credit Agreement
dated as of June 13, 2006
among
The Borrowers Described Herein,
AMB Property, L.P.,
Guarantor
AMB Property Corporation,
Guarantor
The Banks Listed Herein,
Bank of America, N.A.,
as Administrative Agent,
The Bank of Nova Scotia,
as Syndication Agent,
LaSalle Bank National Association
and
Société Générale,
as Co-Documentation Agents,
Banc of America Securities Asia Limited
(formerly BA Asia Limited),
as Hong Kong Dollars Agent,
AND
Bank of America, N.A., Singapore Branch,
as Singapore Dollars Agent

Banc of America Securities LLC,
as Sole Lead Arranger and Sole Book Manager

i

SCHEDULE 1.1	Initial Qualifying Unencumbered Properties
SCHEDULE 2.1	Commitments
SCHEDULE 2.2	Calculation of Outstandings and Available Commitments
SCHEDULE 5.4(b)	Disclosure of Additional Material Indebtedness
SCHEDULE 6.11(c)(i)	AMB Investment Interests
SCHEDULE 6.11(c)(ii)	AMB Interests in Property
SCHEDULE 6.15	Authorized Borrowers

EXHIBIT A	Form of Note
EXHIBIT B	Form of Qualified Borrower Joinder Agreement
EXHIBIT C	Form of Assignment and Assumption
EXHIBIT D	Addresses for Notices and Account Information
EXHIBIT E	Form of Supplemental Addendum

FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
     THIS FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of June 13, 2006 among each Qualified Borrower (as hereinafter defined and as listed on the signature page hereof), AMB PROPERTY, L.P., a Delaware limited partnership (“AMB LP”), AMB PROPERTY CORPORATION, a Maryland corporation qualified as a real estate investment trust (“AMB” and, collectively with AMB LP, “Guarantors,” and, individually, a “Guarantor”), the banks and financial institutions listed on the signature pages hereof as the Initial Banks (the “Initial Banks”), BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “Bank of America”), as Administrative Agent (as hereinafter defined), THE BANK OF NOVA SCOTIA, a bank listed on Schedule I of the Bank Act (Canada) (in its individual capacity, “Bank of Nova Scotia”), as Syndication Agent (as hereinafter defined), LASALLE BANK NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “LaSalle Bank”), and SOCIÉTÉ GÉNÉRALE, a French banking corporation (in its individual capacity, “Société Générale”), as Co-Documentation Agents (as hereinafter defined), BANC OF AMERICA SECURITIES ASIA LIMITED (formerly BA Asia Limited), a company registered and existing under the laws of Hong Kong, as Hong Kong Dollars Agent (as hereinafter defined), Bank of America, N.A., acting by its Canada branch, as a Reference Bank (as hereinafter defined), and Bank of America, Singapore branch, as the Singapore Dollars Agent (as hereinafter defined), for the Banks (as hereinafter defined), each of the other lending institutions that becomes a lender hereunder (herein collectively, with the Initial Banks, referred to as the “Banks;” and each individually referred to as a “Bank”).
W I T N E S S E T H
     WHEREAS, AMB LP, AMB, the Initial Qualified Borrower, Bank of America, Société Générale, and the Banks entered into that certain Revolving Credit Agreement, dated as of May 8, 2003 (the “Original Credit Agreement”);
     WHEREAS, the parties to the Original Credit Agreement entered into that certain First Amendment to Revolving Credit Agreement on or about May 21, 2004 (the “First Amendment to Credit Agreement”);
     WHEREAS, the parties to the Original Credit Agreement entered into that certain Amended and Restated Revolving Credit Agreement on or about June 29, 2004 (the “Amended and Restated Credit Agreement”);
     WHEREAS, the parties to the Amended and Restated Credit Agreement entered into that certain Second Amended and Restated Revolving Credit Agreement dated as of June 22, 2005 (the “Second Amended and Restated Credit Agreement”);
     WHEREAS, the parties to the Second Amended and Restated Credit Agreement entered into that certain Third Amended and Restated Revolving Credit Agreement dated as of February 16, 2006 (the “Third Amended and Restated Credit Agreement”);
     WHEREAS, AMB — SERVICIOS ESTRATÉGICOS, S. DE R.L. DE C.V., previously a Borrower under the Third Amended and Restated Credit Agreement, shall cease to act in such capacity for any and all purposes under this Agreement as of the Effective Date; and
     WHEREAS the parties hereto have agreed to amend and restate the terms and conditions of the Third Amended and Restated Credit Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     I. The Third Amended and Restated Credit Agreement is hereby modified so that all of the terms and conditions of the aforesaid Third Amended and Restated Credit Agreement shall be restated in their entirety as set forth herein, and the Borrowers agree to comply with and be subject to all of the terms, covenants and conditions of this Agreement.
     II. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and shall be deemed to be effective as of the date hereof.
     III. Any reference in the Notes, any other Loan Document or any other document executed in connection with the Original Credit Agreement, the First Amendment to Credit Agreement, the Amended and Restated Credit Agreement, the Second Amended and Restated Credit Agreement, or the Third Amended and Restated Credit Agreement shall be deemed to refer to this Agreement.
     IV. The parties hereto further agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Definitions.
     The following terms, as used herein, have the following meanings:
     “100% AMB Non-US Property Owner” has the meaning set forth in Section 6.14.
     “Additional Amount” has the meaning set forth in Section 9.4.
     “Adjusted EBITDA” means EBITDA for such period minus an amount equal to appropriate reserves for replacements of Ten Cents ($0.10) (or in the case of any Real Property Asset owned by an Investment Affiliate or by a Consolidated Subsidiary, AMB LP’s Share of Ten Cents ($0.10)) per square foot per annum for each Real Property Asset (provided that, as to any Real Property Asset acquired during such period such Ten Cents ($0.10) per square foot adjustment shall be pro-rated for the period of ownership). Adjusted EBITDA includes rental income actually earned and shall exclude the application of FAS 141, and non-cash expenses related to employee and trustee stock and stock options.
     “Adjusted Interbank Offered Rate” as applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing: (i) the Interbank Offered Rate applicable during such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.
     “Administrative Agent” shall mean: (i) with respect to the determination of HIBOR, and the disbursement and re-payment of Loans denominated in Hong Kong Dollars, the Hong Kong Dollars Agent; (ii) with respect to the determination of the Swap Offer Rate, and the disbursement and re-payment of Loans denominated in Singapore Dollars, the Singapore Dollars Agent; (iii) with respect to the determination of Canadian LIBOR, CDOR, or the Canadian Base Rate, the Reference Bank; and (iv) for all other purposes under this Agreement (including, without limitation all matters related to Loans denominated in Canadian Dollars except as set forth in clause (iii) above), Bank of America, in each case in its respective capacity as Administrative Agent hereunder, and its respective permitted successors in such capacity in accordance with the terms of this Agreement.

     “Administrative Questionnaire” means with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to Guarantors) duly completed by such Bank.
     “Affiliate,” as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity Securities or by contract or otherwise.
     “Agreement” shall mean this Revolving Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.
     “Alternate Currency” means (a) the lawful currency of: (i) the Republic of Singapore (Singapore Dollars or S$), (ii) Canada (Canadian Dollars or CA$), (iii) the Hong Kong Special Administrative Region of the People’s Republic of China (Hong Kong Dollars or HK$); or (iv) the European Economic Union (Euros or €) or (b) a Supplemental Currency. For all purposes of this Agreement, including without limitation the calculation of the Dollar Equivalent Amount at any time and from time to time, each Alternate Currency will be marked-to-market in the manner set forth in Section 2.10.
     “AMB” means AMB Property Corporation, a Maryland corporation qualified as a real estate investment trust and the sole general partner of AMB LP.
     “AMB LP” means AMB Property, L.P., a Delaware limited partnership.
     “AMB LP’s Share” means the Guarantors’ direct or indirect share of a Consolidated Subsidiary, a Joint Venture Subsidiary or an Investment Affiliate as reasonably determined by AMB LP based upon each Guarantor’s economic interest (whether direct or indirect) of such Consolidated Subsidiary, Joint Venture Subsidiary or Investment Affiliate, as of the date of such determination.
     “AMB Revolver Provisions” has the meaning set forth in Section 10.20.
     “AMB Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of December 11, 2002 among AMB Property, L.P., JPMorgan Chase Bank, as Administrative Agent, and the Agents and Banks described therein, as the same may have been and may hereafter be amended from time to time.
     “AMB Revolving Credit Facility” means that certain credit facility evidenced by the AMB Revolving Credit Agreement.
     “Applicable Bank” means, with regard to a Loan to be made or a Letter of Credit to be issued in respect of a Tranche, a Bank that has a Currency Commitment in such Tranche.
     “Applicable Fee Percentage” means the respective percentages per annum determined, at any time, based on the range into which AMB LP’s Credit Rating then falls, in accordance with the table set forth below. Any change in AMB LP’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Fee Percentage. AMB LP shall have not less than two (2) Credit Ratings at all times. In the event that AMB LP receives only two (2) Credit Ratings (one of which must be from S&P or Moody’s), and such Credit Ratings are not equivalent, the Applicable Fee Percentage shall be determined by the higher of such two (2) Credit Ratings. In the event that AMB LP receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Fee Percentage shall be determined by the highest Credit Rating, provided that said highest rating shall be from S&P or Moody’s; provided, further, that if the highest rating is not from S&P or Moody’s, then the Applicable Fee Percentage shall be determined by the highest Credit Rating from either S&P or Moody’s.

Range of AMB LP’s Credit Rating
(S&P/Moody’s Ratings)	Applicable Fee Percentage
A-/A3 or better	0.15%
BBB+/Baa1	0.20%
BBB/Baa2	0.20%
BBB-/Baa3	0.25%
<BBB-/Baa3	0.35%
     “Applicable Interest Rate” means: (i) with respect to any Fixed Rate Indebtedness, the fixed interest rate applicable to such Fixed Rate Indebtedness at the time in question; and (ii) with respect to any Floating Rate Indebtedness, either: (x) the rate at which the interest rate applicable to such Floating Rate Indebtedness is actually capped (or fixed pursuant to an interest rate hedging device), at the time of calculation, if AMB LP has entered into an interest rate cap agreement or other interest rate hedging device with respect thereto or (y) if AMB LP has not entered into an interest rate cap agreement or other interest rate hedging device with respect to such Floating Rate Indebtedness, the greater of: (A) the rate at which the interest rate applicable to such Floating Rate Indebtedness could be fixed for the remaining term of such Floating Rate Indebtedness, at the time of calculation, by AMB LP’s entering into any unsecured interest rate hedging device either not requiring an upfront payment or if requiring an upfront payment, such upfront payment shall be amortized over the term of such device and included in the calculation of the interest rate (or, if such rate is incapable of being fixed by entering into an unsecured interest rate hedging device at the time of calculation, a fixed rate equivalent reasonably determined by Administrative Agent) or (B) the floating rate applicable to such Floating Rate Indebtedness at the time in question.
     “Applicable Lending Office” means with respect to any Bank: (i) in the case of its Base Rate Loans or Euro-Dollar Loans (including Canadian Base Rate Loans) denominated in Canadian Dollars, its Domestic Lending Office; and (ii) in the case of its other Euro-Dollar Loans, its Euro-Dollar Lending Office.
     “Applicable Margin” means with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which AMB LP’s Credit Rating then falls, in accordance with the table set forth below. Any change in AMB LP’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin. AMB LP shall have not less than two (2) Credit Ratings at all times. In the event that AMB LP receives only two (2) Credit Ratings (one of which must be from S&P or Moody’s), and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by the higher of such two (2) Credit Ratings. In the event that AMB LP receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be determined by the highest Credit Rating, provided that said highest rating shall be from S&P or Moody’s; provided, further, that if the highest rating is not from S&P or Moody’s, then the Applicable Margin shall be determined by the highest Credit Rating from either S&P or Moody’s.

	Applicable Margin
Range of AMB LP’s	Euro-Dollar Loans	Base Rate Loans and
Credit Rating	(other than Canadian	Canadian Dollar Loans
(S&P/Moody’s	Dollar Loans utilizing	utilizing the Canadian
Ratings)	the Canadian Base Rate)	Base Rate
A-/A3 or better	0.60%	0%
BBB+/Baa1	0.60%	0%
BBB/Baa2	0.70%	0%
BBB-/Baa3	0.85%	0%
<BBB-/Baa3	1.15%	0%
     “Assignee” has the meaning set forth in Section 10.7(b).
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C.
     “Authorized Borrower” means, with regard to the Borrowing in a Tranche, the following:
(a)	for Dollar Tranche A, a Dollar Tranche A Borrower;

(a)	for Dollar Tranche B, a Dollar Tranche B Borrower;

(c)	for the Canadian Dollar Tranche, a Canadian Dollar Borrower;

(d)	for the Euro Tranche, a Euro Borrower;

(e)	for the Hong Kong Dollars Tranche, a Hong Kong Borrower;

(f)	for the Singapore Dollar Tranche, a Singapore Borrower; and

(g)	for a Supplemental Tranche, a Supplemental Borrower.
     “Balance Sheet Indebtedness” means with respect to any Person and assuming such Person is required to prepare financial statements in accordance with GAAP, without duplication, the Indebtedness of such Person which would be required to be included on the liabilities side of the balance sheet of such Person in accordance with GAAP excluding, in the case of AMB or AMB LP, the Balance Sheet Indebtedness of any Consolidated Subsidiary. Notwithstanding the foregoing, Balance Sheet Indebtedness shall include current liabilities and all guarantees of Indebtedness of any Person.
     “Balloon Payments” shall mean with respect to any loan constituting Balance Sheet Indebtedness, any required principal payment of such loan which is either: (i) payable at the maturity of such Indebtedness or (ii) in an amount which exceeds fifteen percent (15%) of the original principal amount of such loan; provided, however, that the final payment of a fully amortizing loan shall not constitute a Balloon Payment.
     “Bank” means each entity (other than Guarantors or any Borrower) listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 10.7(c), and their respective successors.

     “Bank Reply Period” has the meaning given to such term in Section 8.9.
     “Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes.
     “Base Rate” means, for any day, a rate per annum equal to the higher of: (i) the Prime Rate for such day; and (ii) the sum of 0.50% plus the Federal Funds Rate for such day. Each change in the Base Rate shall become effective automatically as of the opening of business on the date of such change in the Base Rate, without prior written notice to Guarantors, Borrowers or Banks.
     “Base Rate Loan” means a Loan to be made by a Bank as a Base Rate Loan in accordance with the provisions of this Agreement.
     “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
     “Borrower” means at any date, a Qualified Borrower that has duly executed and delivered the Qualified Borrower Joinder Documents to the Administrative Agent and has satisfied all of the conditions precedent contained therein in accordance with Section 6.15, and “Borrowers” means two or more of them, collectively.
     “Borrowing” has the meaning set forth in Section 1.4.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
     “Canadian Base Rate” means, for any day, a fluctuating rate of interest equal to the higher of (a) the rate of interest, expressed on a per annum basis, that would apply to a one month bankers’ acceptance accepted by the Reference Bank if made on such day plus 0.75%; and (b) the Canadian Prime Rate.
     “Canadian Dollar” and “CA$” means the lawful money of Canada.
     “Canadian Dollar Borrower” means a Borrower listed under the heading “Canadian Dollar Borrower” on Schedule 6.15.
     “Canadian Dollar Loan” means any Euro-Dollar Loan denominated in Canadian Dollars .
     “Canadian Dollar Tranche” means the aggregate principal amount or face amount of all Loans and Letters of Credit denominated in Canadian Dollars as committed, loaned or issued, as applicable, to Canadian Dollar Tranche Borrowers.
     “Canadian Interest Period” has the meaning set forth in Section 2.13.
     “Canadian LIBOR” shall mean, with respect to any Euro-Dollar Loan or Borrowing denominated in Canadian Dollars: (a) the interest rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the “LIBOR01” page of the Reuters screen that displays an average British Bankers Association Interest Settlement Rates (such page currently being page number 3000 Xtra) for deposits in Canadian Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or (b) in the event that the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rates for deposits in Canadian Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.
     “Canadian Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by the Reference Bank as its “Prime Rate” in Canada. The Canadian Prime Rate is based upon various factors including the Reference Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Reference Bank shall take effect at the opening of business on the day specified and the public announcement of such change.
     “Capital Funding Loan” has the meaning set forth in Section 6.14 hereof.
     “Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Cash or Cash Equivalents” shall mean (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent ); (d) domestic corporate bonds, other than domestic corporate bonds issued by AMB LP or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by AMB LP or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least AA or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by AMB LP or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-1 and P-1 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Pounds Sterling, Euros, Yen or an Alternate Currency that are issued by a bank: (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (h) foregoing.

     “CDOR” means, with respect to any Euro-Dollar Loan or Borrowing denominated in Canadian Dollars, the per annum rate of interest which is the rate based on an average rate applicable to Canadian dollar bankers’ acceptances for a term equivalent to the term of the relevant requested Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 10:00 a.m., Toronto time, on the first day of such Interest Period, or if such date is not a Euro-Dollar Business Day, then on the immediately preceding Euro-Dollar Business Day.
     “Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 4.1 shall have been satisfied to the satisfaction of the Administrative Agent.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury Regulations issued pursuant thereto in temporary or final form.
     “Co-Documentation Agent” shall mean Société Générale or LaSalle Bank, in its capacity as co-documentation agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.
     “Commitment” means with respect to each Bank, the amount set forth under the name of such Bank on the signature pages hereof (and, for each Bank which is an Assignee, the aggregate of the amounts set forth in the Assignment and Assumption entered into pursuant to Section 10.7(c) as the Assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 2.9(e) or in connection with an assignment to an Assignee, and as such amount may be increased pursuant to Section 2.15 or in connection with an assignment from an Assignor.
     “Confidential Information” has the meaning assigned in Section 10.16.
     “Consolidated Subsidiary” means at any date any Subsidiary or other entity which is consolidated with either Guarantor in accordance with GAAP.
     “Consolidated Tangible Net Worth” means, at any time, the tangible net worth of AMB LP, on a consolidated basis, determined in accordance with GAAP, plus preferred units issued by Consolidated Subsidiaries, plus all accumulated depreciation and amortization of AMB LP plus AMB LP’s Share of accumulated depreciation and amortization of Investment Affiliates, deducted, in either case, from earnings in calculating Net Income.
     “Constituent Documents” means, for any entity, its constituent or organizational documents, including: (i) in the case of a limited partnership, its certificate of limited partnership and its limited partnership agreement; (ii) in the case of a limited liability company, its certificate of formation or organization and its operating agreement or limited liability company agreement (to the extent applicable); (iii) in the case of a corporation, its articles or certificate of incorporation and its bylaws, and (iv) in the case of each such entity, its certificate of good standing (to the extent available); or correlative documents if such entity is not a limited partnership, limited liability company, or corporation.
     “Construction Asset” has the meaning set forth in the definition of “Construction Asset Cost.”
     “Construction Asset Cost” shall mean, with respect to a Real Property Asset (or, in the case of any Real Property Asset to be developed in phases, any phase thereof) in which Development Activity has begun (as evidenced by obtaining a permit to commence construction of the applicable industrial or retail improvements by the applicable governmental authority) but has not yet been substantially completed

(substantial completion shall be deemed to mean not less than 90% completion, as such completion shall be evidenced by a certificate of occupancy or its equivalent and the commencement of the payment of rent by tenants of such Real Property Asset or phase) (“Construction Asset”): (i) in the case of the development and construction by AMB LP in clause (a) of the definition of Development Activity, the aggregate, good faith estimate of the total cost to be incurred by AMB LP in the construction of such improvements (including land acquisition costs); (ii) in the case of the development and construction by a Joint Venture Subsidiary or a Consolidated Subsidiary of AMB LP described in clause (a) of the definition of Development Activity, an amount equal to AMB LP’s Share of the aggregate, good faith estimate of the total cost to be incurred by such Joint Venture Subsidiary or such Consolidated Subsidiary, as applicable, in the construction of such improvements (including land acquisition costs); (iii) in the case of the financing of any development and construction by AMB LP, the amount AMB LP has committed to fund to pay the cost to complete such development and construction; (iv) in the case of the financing of any development and construction by a Joint Venture Subsidiary or a Consolidated Subsidiary of AMB LP, an amount equal to AMB LP’s Share of the amount such Joint Venture Subsidiary or such Consolidated Subsidiary, as applicable, has committed to fund to pay the cost to complete such development and construction; (v) in the case of the incurrence of any Contingent Obligations in connection with any development and construction by AMB LP, the amount of such Contingent Obligation of AMB LP; and (vi) in the case of the incurrence of any Contingent Obligations in connection with any development and construction by a Joint Venture Subsidiary (or a Consolidated Subsidiary) of AMB LP, an amount equal to AMB LP’s Share of the amount of such Contingent Obligation of such Joint Venture Subsidiary or such Consolidated Subsidiary, as applicable.
     “Contingent Obligation” as to any Person means, without duplication: (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP; and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be: (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through: (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder); or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect; and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of AMB LP required to be delivered pursuant to Section 6.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence: (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to AMB LP), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations; (ii) in the case of joint and several guarantees given by a Person in whom AMB LP owns an interest (which guarantees are non-recourse to AMB LP), to the extent the guarantees, in the aggregate, exceed 15% of Total Asset Value, the amount which is the lesser of: (x) the amount in excess of 15% or (y) the amount of AMB LP’s interest therein shall be deemed to be a Contingent Obligation of AMB LP; and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, Contingent Obligations shall be deemed not to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn. All matters constituting Contingent Obligations shall be calculated without duplication.
     “Convertible Securities” means evidences of shares of stock, limited or general partnership interests or other ownership interests, warrants, options, or other rights or securities which are convertible into or exchangeable for, with or without payment of additional consideration, common shares of beneficial interest of AMB or partnership interests of AMB LP, as the case may be, either immediately or upon the arrival of a specified date or the happening of a specified event.
     “Covenant Modification” has the meaning set forth in Section 10.20.
     “Credit Parties” means each Borrower and each Guarantor and “Credit Party” means any one of them.
     “Credit Rating” means the rating assigned by the Rating Agencies to AMB LP’s senior unsecured long term indebtedness.
     “Currency Commitment” means, with respect to each Bank, the amount set forth on Schedule 2.1 hereof opposite such Bank’s name as its commitment for Loans in Dollars or one or more Alternate Currencies (and, for each Bank which is an Assignee, the amounts set forth in the Assignment and Assumption entered into pursuant to Section 10.7(c) as the Assignee’s Currency Commitment), as such amount may be reduced from time to time pursuant to Section 2.9(e) or in connection with an assignment to an Assignee, and as such amount may be increased pursuant to Section 2.15 or in connection with an assignment from an Assignor.
     “Debt Restructuring” means a restatement of, or material change in, the amortization or other financial terms of any Indebtedness of AMB, AMB LP or any Subsidiary or Investment Affiliate.
     “Debt Service” means, for any period and without duplication, Interest Expense for such period plus scheduled principal amortization (excluding Balloon Payments) for such period on all Balance Sheet Indebtedness of AMB LP and AMB, plus AMB LP’s Share of scheduled principal amortization (excluding Balloon Payments) for such period on all Balance Sheet Indebtedness of Investment Affiliates and Consolidated Subsidiaries.
     “Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Default Rate” has the meaning set forth in Section 2.6(d).
     “Defaulting Bank” has the meaning set forth in Section 10.17(b)(i).
     “Development Activity” means: (a) the development and construction or redevelopment of industrial or retail facilities by AMB LP or any of its Consolidated Subsidiaries or Joint Venture Subsidiaries excluding Unimproved Assets; (b) the financing by AMB LP or any of its Consolidated Subsidiaries or Joint Venture Subsidiaries of any such development or construction or redevelopment; and (c) the incurrence by AMB LP or any of its Consolidated Subsidiaries or Joint Venture Subsidiaries of any Contingent Obligations in connection with such development or construction or redevelopment (other than purchase contracts for Real Property Assets which are not payable until after completion of development or construction).

     “Dollar Equivalent Amount” shall mean: (i) with respect to any amount of an Alternate Currency on any day, the equivalent amount in Dollars of such amount of Alternate Currency as determined by the Administrative Agent using the applicable Exchange Rate on such day; and (ii) with respect to any amount of Dollars, such amount.
     “Dollar Tranche A Borrower” means a Borrower listed under the heading “Dollar Tranche A Borrower” on Schedule 6.15
     “Dollar Tranche A” means the aggregate principal amount or face amount of all Loans and Letters of Credit denominated in Dollars as committed, loaned or issued, as applicable, to Dollar Tranche A Borrowers.
     “Dollar Tranche B Borrower” means a Borrower listed under the heading “Dollar Tranche B Borrower” on Schedule 6.15
     “Dollar Tranche B” means the aggregate principal amount or face amount of all Loans and Letters of Credit denominated in Dollars as committed, loaned or issued, as applicable, to Dollar Tranche B Borrowers.
     “Dollars” and “$” means the lawful money of the United States.
     “Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office located in the United States as such Bank may hereafter designate as its Domestic Lending Office by notice to Guarantors and the Administrative Agent.
     “EBITDA” means, for any period: (i) AMB LP’s and AMB’s Income from Operations for such period, including AMB LP’s Share of the Consolidated Subsidiary Income from Operations for each Consolidated Subsidiary, plus (ii) AMB LP’s and AMB’s depreciation and amortization expense and other non-cash items deducted in the calculation of Income from Operations for such period, plus (iii) AMB LP’s and AMB’s Interest Expense deducted in the calculation of Income from Operations for such period, plus (iv) AMB LP’s Share of the Investment Affiliate EBITDA for each Investment Affiliate, plus (v) AMB LP’s Share of the Consolidated Subsidiary EBITDA for each Consolidated Subsidiary, all of the foregoing without duplication.
     “Effective Date” means the date this Agreement becomes effective in accordance with Section 10.10.
     “Eligible Assignee” means an Eligible Bank that is: (a) a Bank; (b) an Affiliate of a Bank, so long as the assigning Bank is not released from its obligations hereunder; or (c) any other Person approved by Administrative Agent, such approval not to be unreasonably withheld or delayed.
     “Eligible Bank” shall mean a Qualified Institution that satisfies each of the following conditions applicable to such Qualified Institution’s Currency Commitments:
          (a) (a) in the case of a Currency Commitment for Dollar Tranche A, is (i) registered with the Mexican Secretaría de Hacienda y Crédito Público (the “Ministry of Finance”) as a bank or financial institution for purposes of paragraph I(a) of Article 195 of the Mexican Ley del Impuesto Sobre la Renta (the “Income Tax Law”) under Section I of Book I of the Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero referred to in Article 197 of the Income Tax Law; (ii) is the real beneficiary of the interest paid; and (iii) is resident for tax purposes in a country with which Mexico has executed a broad treaty for the avoidance of double taxation, as determined by the Ministry of Finance pursuant to general rules under the Income Tax Law;

          (b) in the case of a Currency Commitment for Singapore Dollars, is (i) in possession of a valid license granted under the Banking Act, Chapter 19 of Singapore, authorizing it to conduct banking business in Singapore; and (ii) in respect of which a Borrower shall not be required to deduct Singapore tax from any interest and other income payable by such Borrower to or for the account of such Qualified Institution under this Agreement, which Qualified Institution shall have given to the Singapore Dollars Agent its confirmation in writing to such effect. If the Qualified Institution is not a tax resident of Singapore and Loans are to be made to a Borrower which is a Singapore entity, then, upon the request of AMB LP and to the extent then available, such Qualified Institution shall endeavor to obtain and provide such Borrower a confirmation in writing by the Singapore Comptroller of Income Tax that payments of interest and other income can be made to the Qualified Institution free of any Singapore withholding taxes;
          (c) in the case of a Currency Commitment for Hong Kong Dollars, is an authorized institution as defined in the Banking Ordinance (Chapter 155) of Hong Kong;
          (d) in the case of a Currency Commitment for Canadian Dollars, is able to make Canadian Dollar Loans (including Canadian Base Rate Loans) from its Domestic Lending Office; or
          (e) in the case of a Currency Commitment for a Supplemental Currency, is able to make Supplemental Tranche Loans in accordance with applicable laws and regulations.
     “Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned directly or indirectly by AMB LP and, as a result of the ownership of such equity interest, AMB LP may have recourse liability for Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).
     “Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from: (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on AMB LP.
     “Environmental Laws” means any and all federal, state, provincial, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
     “ERISA Group” means AMB LP, any Subsidiary, AMB and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliated service group” which, together with AMB LP, any Subsidiary or AMB, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

     “Euro” and “€” means the single currency introduced in the member states of the European Community which adopted the single currency in accordance with the Treaty of Rome of March 25, 1957, as amended, inter alia, by the Single European Act 1986 and the Treaty of European Union of February 7, 1992, establishing the European Union.
     “Euro Borrower” means a Borrower listed under the heading “Euro Borrower” on Schedule 6.15
     “Euro-Dollar Business Day” means any Business Day on which banks are open for dealings in Dollar deposits in the London interbank market and any day on which commercial banks are open for foreign exchange business in (i) London, or (ii) if such reference relates to the date on which any amount is to be paid or made available in an Alternate Currency, the Principal Financial Center in the country of such Alternate Currency.
     “Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to AMB LP and the Administrative Agent.
     “Euro-Dollar Loan” means a Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing. Euro-Dollar Loans may be denominated in an Alternate Currency or in Dollars.
     “Euro-Dollar Reference Bank” means the principal London offices of the Administrative Agent.
     “Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D, as Regulation D may be amended, modified or supplemented, for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.
     “Euro Tranche” means the aggregate principal amount or face amount of all Loans and Letters of Credit denominated in Euros as committed, loaned or issued, as applicable, to Euro Tranche Borrowers.
     “Event of Default” has the meaning set forth in Section 7.1.
     “Excess Withholding Taxes” means any Taxes in respect of a payment made hereunder which are imposed by the United Mexican States in excess of the Minimum Mexican Withholding Tax to the extent such excess Taxes have been imposed as a direct result of: (a) the failure by any Bank to provide the affected Borrowers upon request, if and when required under applicable law, a certificate specifying that such Bank is the ultimate beneficiary of any interest paid by the affected Borrowers pursuant to this Agreement, as set forth in the “Resolución que Establece Para 2001 Reglas de Carácter General aplicables a los Impuestos y Derechos Federales, excepto a los relacionados con el Comercio Exterior” (as amended from time to time), or any administrative rule; (b) the failure by any Bank, following a reasonable request of the affected Borrowers, to complete and file with the appropriate Mexican governmental authority, or to provide to the affected Borrowers, such forms, certificates, documents, information, applications, declarations or returns prescribed by any law, rule or regulation enacted or issued by Mexico or any political subdivision thereof or taxing authority therein, or a double taxation treaty to which Mexico is a party, that are necessary to avoid or reduce any such taxes, assessments, duties, levies or imposts pursuant to the provisions of any such law, rule or regulation; or (c) the failure by any Bank to maintain registration with the Mexican Ministry of the Treasury and Public Finance (Secretaria de Hacienda y Crédito Público) as a foreign financial institution for purposes of paragraph I(a) of Article 195 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), under Section I of Book I of the Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero referred to in Article 197 of the Mexican Income Tax Law or any successor provision thereto; or (d) the redesignation of a Bank’s Applicable Lending Office.
     “Exchange Rate” means (i) the rate appearing on the relevant display page (as determined by the Administrative Agent) on the Reuters screen for the sale of the applicable Alternate Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. (London time) for delivery two (2) Euro-Dollar Business Days later or if not available (ii) the spot selling rate at which the Administrative Agent offers to sell such Alternate Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. (London time) for delivery two Euro-Dollar Business Days later; provided, however, that if, at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from two (2) or more market makers for the applicable Alternate Currency) as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.
     “Extension Date” has the meaning set forth in Section 2.8(b).
     “Extension Fee” has the meaning set forth in Section 2.7(d).
     “Extension Notice” has the meaning set forth in Section 2.8(b).
     “Facility Amount” has the meaning set forth in Section 2.1.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that: (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
     “FFO” means “funds from operations,” defined to mean, without duplication for any period, Income from Operations, plus: (i) AMB LP’s Share of Income from Operations of any Investment Affiliate (plus AMB LP’s Share of real estate depreciation and amortization expenses of Investment Affiliates), plus (ii) real estate depreciation and amortization expense for such period.
     “Financing Partnerships” means any Subsidiary which is wholly-owned, directly or indirectly, by AMB LP or by AMB LP and AMB, with AMB holding, directly or indirectly other than through its interest in AMB LP, no more than a 2% economic interest in such Subsidiary.
     “First Tier JV” has the meaning set forth in Section 6.14.

     “Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
     “Fiscal Year” means the fiscal year of AMB LP and AMB.
     “Fitch” means Fitch, Inc., or any successor thereto.
     “Fixed Charges” for any Fiscal Quarter period means the sum of: (i) Debt Service for such period; (ii) dividends on preferred units payable by AMB LP for such period; and (iii) distributions made by AMB LP in such period to AMB for the purpose of paying dividends on preferred shares in AMB. If any of the foregoing Indebtedness is subject to an interest rate cap agreement purchased by AMB LP, AMB or a Consolidated Subsidiary, the interest rate shall be assumed to be the lower of the actual interest payable on such Indebtedness or the capped rate of such interest rate cap agreement. In no event shall any dividends payable on AMB’s or any Consolidated Subsidiary’s common stock be included in Fixed Charges.
     “Fixed Rate Indebtedness” means all Indebtedness which accrues interest at a fixed rate.
     “Floating Rate Indebtedness” means all Indebtedness which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.
     “FMV Cap Rate” means seven and three-quarters percent (7.75%).
     “Foreign Property Interests” means the Guarantors’ interests, without duplication, in Properties located outside the United States.
     “Fronting Bank” shall mean Bank of America, N.A., or such other Bank which has notified the Administrative Agent that it is willing to be a Fronting Bank and which is designated by Borrower in its Notice of Borrowing as the Bank which shall issue a Letter of Credit with respect to such Notice of Borrowing.
     “Fronting Bank Fee” has the meaning set forth in Section 2.7(c).
     “GAAP” means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “Governmental Acts” has the meaning set forth in Section 2.17(g).
     “Group of Loans” means, at any time, a group of Loans consisting of: (i) all Loans which are Base Rate Loans at such time; (ii) all Loans which are Canadian Base Rate Loans at such time; or (iii) all Euro-Dollar Loans (other than Canadian Base Rate Loans) in the same currency having the same Interest Period at such time; provided, that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Sections 9.2 or 9.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
     “Guaranty” shall mean the guaranty agreement made by Guarantors in Article III hereof, as it may be amended or restated from time to time.
     “HIBOR” shall mean, with respect to any Euro-Dollar Loan or Borrowing denominated in Hong Kong Dollars, the average rate designated “Fixing” at 11:00 a.m. (Hong Kong time), as displayed on the “HIBOR1=R” page of the Reuters screen (rounded upwards if necessary to the next higher 1/16 of 1% if the same is not already such a percentage) (if there is such an average rate displayed) or the arithmetic mean (rounded upwards if necessary to the next higher 1/16 of 1% if the same is not already such a percentage) of the quotations in effect at or about 11:00 a.m. (Hong Kong time), as displayed under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the “HIBOR1=R” page of the Reuters screen (or any such successor page/source)(if no such average rate is displayed) on the first day of each Interest Period for Hong Kong Dollar deposits for a period of the same duration as the relevant Interest Period or, if such period is not available, for a period as determined by the Hong Kong Dollars Agent as approximately equal to the duration of such Interest Period and if in the latter case less than two quotations are available, the rate quoted by the Reference Bank to the Hong Kong Dollars Agent at the request of the Hong Kong Dollars Agent as being the rate which was being offered on deposits of Hong Kong Dollars in an amount comparable to the relevant advance on the first day of the relevant Interest Period by prime banks at or about 11:00 a.m. (Hong Kong time) on such day to such Reference Bank in the Hong Kong interbank market for delivery on such day for the number of days comprised in such Interest Period.
     “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
     “Hong Kong Dollars” and “HK$” means the lawful money of Hong Kong.
     “Hong Kong Dollars Agent” means Banc of America Securities Asia Limited (formerly BA Asia Limited), a company registered and existing under the laws of Hong Kong, with its registered office at 2nd Floor, Bank of America Tower, Harcourt Road, Central, Hong Kong, in its capacity as Hong Kong Dollars Agent.
     “Hong Kong Dollars Borrower” means a Borrower listed under the heading “Hong Kong Dollars Borrower” on Schedule 6.15
     “Hong Kong Dollars Tranche” means the aggregate principal amount of all Loans denominated in Hong Kong Dollars as committed, loaned or issued, as applicable, to Hong Kong Dollars Borrowers.
     “Income from Operations” means, for any period, Net Income before the deduction of: (i) Taxes; (ii) minority interests; (iii) gains and losses on asset sales, Debt Restructurings or write-ups or forgiveness of indebtedness; (iv) gains and losses from extraordinary items; (v) payment of preferred dividends, calculated in conformity with GAAP; and (vi) an adjustment to exclude the straight-lining of rents.
     “Indebtedness” as applied to any Person (and without duplication), means: (a) all indebtedness, obligations or other liabilities of such Person for borrowed money or for the deferred purchase price of property or services, including all liabilities of such Person evidenced by Securities or other similar instruments; (b) all Contingent Obligations of such Person; (c) all indebtedness obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, in excess of 2.5% of Total Liabilities in the aggregate, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of such Person; and (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of, or in the footnotes to the balance sheet of such Person, exclusive, however, of all dividends and distributions declared but not yet paid. Notwithstanding the foregoing, whenever the term “Indebtedness” is used with respect to AMB LP or AMB without expressly stating that such Indebtedness is to be determined on a consolidated basis, such “Indebtedness” shall only include AMB LP’s Share of any Indebtedness of a Consolidated Subsidiary.
     “Indemnitee” has the meaning set forth in Section 10.4(b).

     “Initial Qualified Borrower” means AMB — Servicios Estratégicos, S. de R.L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable organized under the laws of the United Mexican States.
     “Interbank Offered Rate” applicable to any Interest Period means,
     (i) with respect to any Euro-Dollar Loan or Borrowing denominated in Dollars or Euros, the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the rate per annum at which deposits in Dollars or Euros, as applicable, are offered to the Euro-Dollar Reference Bank in the interbank market at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Borrowing or Group of Loans or portion thereof to be converted into or continued as Euro-Dollar Loans denominated in Dollars or Euros, as applicable, to which such Interest Period is to apply and for a period of time comparable to such Interest Period;
     (ii) with respect to any Euro-Dollar Loan or Borrowing denominated in Hong Kong Dollars, HIBOR;
     (iii) with respect to any Euro-Dollar Loan or Borrowing denominated in Singapore Dollars, the Swap Offer Rate; and
     (iv) with respect to any Euro-Dollar Loan or Borrowing denominated in Canadian Dollars, Canadian LIBOR, provided, that if Canadian LIBOR cannot be determined for any Interest Period as provided in this Agreement, then each Euro-Dollar Loan or Borrowing in Canadian Dollars (except for any such Loan or Borrowing that has not reached the end of its then-current Interest Period) shall bear interest at CDOR.
     “Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized, determined in accordance with GAAP, with respect to Balance Sheet Indebtedness of AMB LP and AMB, plus AMB LP’s Share of accrued, paid or capitalized interest with respect to any Balance Sheet Indebtedness of Investment Affiliates and Consolidated Subsidiaries (in each case, including, without limitation, the interest component of Capital Leases but excluding interest expense covered by an interest reserve established under a loan facility such as capitalized construction interest provided for in a construction loan).
     “Interest Period” means, with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2, 3, 6, or, if available from all the Banks, 12 months thereafter (or a period less than 1 month with the reasonable approval of Administrative Agent, unless any Bank has previously advised Administrative Agent and AMB LP that it is unable to enter into Interbank Offered Rate Contracts for an Interest Period of the same duration) as a Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided, that:
          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;
          (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month; and
          (c) no Interest Period may end later than the Maturity Date.

     “Intermediate Tier Entity” has the meaning set forth in Section 6.14.
     “International FinCo” has the meaning set forth in Section 6.14.
     “Intracompany Indebtedness” means Indebtedness whose obligor and obligee are AMB LP, AMB or a Consolidated Subsidiary.
     “IntraLinks” means the IntraLinks digital workspace or any successor digital workspace or interactive document platform.
     “Investment Affiliate” means any Person in whom AMB or AMB LP holds an equity interest, directly or indirectly, whose financial results are not consolidated under GAAP with the financial results of AMB or AMB LP on the consolidated financial statements of AMB and AMB LP.
     “Investment Affiliate EBITDA” means, for any period: (i) Income from Operations of an Investment Affiliate for such period, plus (ii) depreciation and amortization expense and other non-cash items deducted in the calculation of Income from Operations of such Investment Affiliate for such period, plus (iii) Interest Expense deducted in the calculation of Income from Operations of such Investment Affiliate for such period, all of the foregoing without duplication.
     “Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt of BBB- or better from S&P or a rating of Baa3 or better from Moody’s. In the event that AMB LP receives Credit Ratings only from S&P and Moody’s, and such Credit Ratings are not equivalent, the higher of such two (2) Credit Ratings shall be used to determine whether an Investment Grade Rating was achieved. In the event that AMB LP receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the highest Credit Rating shall be used to determine whether an Investment Grade Rating was achieved, provided that said highest credit rating is from S&P or Moody’s; provided, further, that if the highest rating is not from S&P or Moody’s, then the highest Credit Rating from either S&P or Moody’s shall be used to determine whether an Investment Grade Rating was achieved.
     “Investment Mortgages” means mortgages securing indebtedness with respect to Real Property Assets directly or indirectly owed to AMB LP or any of its Subsidiaries, including, without limitation, certificates of interest in real estate mortgage investment conduits.
     “Joint Lenders” has the meaning set forth in Section 6.14.
     “Joint Venture Interests” means partnership, joint venture, membership or other equity interests issued by any Person which is an Investment Affiliate that is not a Subsidiary, is not consolidated with AMB LP and is not controlled by a Joint Venture Parent.
     “Joint Venture Parent” means AMB LP or one or more Financing Partnerships of AMB LP which directly or indirectly owns any interest in a Joint Venture Subsidiary.
     “Joint Venture Subsidiary” means any entity (other than a Financing Partnership) in which: (i) a Joint Venture Parent owns at least 50% of the economic interests and (ii) the sale or financing of any Property owned by such Joint Venture Subsidiary is substantially controlled by a Joint Venture Parent, subject to customary provisions set forth in the organizational documents of such Joint Venture Subsidiary with respect to refinancings or rights of first refusal granted to other members of such Joint Venture Subsidiary. For purposes of the preceding sentence, the sale or financing of a Property owned by a Joint Venture Subsidiary shall be deemed to be substantially controlled by a Joint Venture Parent, if such Joint Venture Parent has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale or financing of such Property.
     “Junior Creditor” has the meaning set forth in Section 10.17(b)(ii).
     “JV Non-US Property Owner” has the meaning set forth in Section 6.14.
     “Lender Taxes” has the meaning set forth in Section 9.4.
     “Letter of Credit” means any stand-by letter of credit (not including a letter of credit the face amount of which increases automatically by its terms) issued by the Fronting Bank pursuant to Section 2.2(b) hereof, denominated in Dollars, Canadian Dollars, or Euros, either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended; and “Letters of Credit” means one or more such letters of credit.
     “Letter of Credit Collateral” has the meaning set forth in Section 7.4.
     “Letter of Credit Collateral Account” has the meaning set forth in Section 7.4.
     “Letter of Credit Documents” has the meaning set forth in Section 2.18(a).
     “Letter of Credit Fee” has the meaning set forth in Section 2.7(b).
     “Letter of Credit Sublimit” shall at no time be more than $50,000,000.
     “Letter of Credit Usage” means at any time the sum of: (i) the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein; and (ii) the aggregate amount of the Borrowers’ unpaid obligations under this Agreement in respect of the Letters of Credit
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, AMB LP or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Loan” means a loan made by a Bank pursuant to Section 2.1, as well as loans required to be made by a Bank pursuant to Section 2.17 to reimburse a Fronting Bank for a Letter of Credit that has been drawn down, provided, that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be; and “Loans” means one or more such loans.
     “Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Documents, any Supplemental Addendum, and the Qualified Borrower Joinder Agreements.
     “London Business Day” means any day except a Saturday, Sunday or other day on which banks in London, England are authorized by law to close.

     “Majority Banks” means at any time Banks having at least 51% of the aggregate amount of Commitments, or if the Commitments shall have been terminated, holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans.
     “Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely: (a) impair the ability of AMB LP, AMB and their Consolidated Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents; or (b) impair the ability of the Administrative Agent or the Banks to enforce the Loan Documents.
     “Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.
     “Maturity Date” shall mean the date when all of the Obligations hereunder shall be due and payable which shall be February 16, 2010, unless otherwise extended in accordance with Section 2.8(b) or accelerated pursuant to the terms hereof.
     “Maximum Rate” has the meaning set forth in Section 9.6.
     “Mexico” means the United Mexican States.
     “Minimum Mexican Withholding Tax” means the lowest rate applicable to interest payable by Borrowers on a loan granted by a bank, insurance company or other financial institution that is a resident of the United States (within the meaning of the tax treaty between the United Mexican States and the United States of America), which rate is four point nine percent (4.9%) as of the date of this Agreement.
     “Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.
     “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has at any time after September 25, 1980 made contributions or has been required to make contributions (for these purposes any Person which ceased to be a member of the ERISA Group after September 25, 1980 will be treated as a member of the ERISA Group).
     “Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations; provided, however, that such term shall not include: (a) any covenant, condition or restriction contained in any ground lease from a governmental entity; and (b) financial covenants given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations.
     “Net Income” means, for any period, net income as calculated in conformity with GAAP.
     “Net Offering Proceeds” means all cash or other assets received by AMB or AMB LP as a result of the issuance or sale of common shares of beneficial interest, preferred shares of beneficial interest, partnership interests, preferred partnership units, limited liability company interests, Convertible Securities or other ownership or equity interests in AMB or AMB LP less customary costs and discounts of issuance paid by AMB or AMB LP, as the case may be.

     “Net Present Value” shall mean, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.
     “Net Price” means, with respect to the purchase of any Property, without duplication: (i) the aggregate purchase price paid as cash consideration for such purchase (without adjustment for prorations), including, without limitation, the principal amount of any note received or other deferred payment to be made in connection with such purchase (except as described in clause (ii) below) and the value of any non-cash consideration delivered in connection with such purchase (including, without limitation, shares or preferred shares of beneficial interest in AMB and OP Units or Preferred OP Units (as defined in AMB LP’s partnership agreement)), plus (ii) reasonable costs of sale and non-recurring taxes paid or payable in connection with such purchase or sale.
     “Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to: (i) specific Property or Properties encumbered by a Lien securing such Indebtedness and/or another Person so long as there is no recourse to AMB LP or AMB; or (ii) any Consolidated Subsidiary or Investment Affiliate (provided that if an entity is a partnership, there is no recourse to AMB LP or AMB as a general partner of such partnership); provided, however, that personal recourse of AMB LP or AMB for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness. For purposes of the foregoing and for the avoidance of doubt: (a) if the Indebtedness is partially guaranteed by AMB LP or AMB, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Indebtedness if it otherwise satisfies the requirements in this definition; and (b) if the liability of AMB LP or AMB under any such guaranty is itself limited to specific Property or Properties, then such Indebtedness shall still be Non-Recourse Indebtedness if such Indebtedness otherwise satisfies the requirements of this definition.
     “Non-US Property” has the meaning set forth in Section 6.14.
     “Non-US Property Owners” has the meaning set forth in Section 6.14.
     “Notes” means the promissory notes of the Borrowers substantially in the form of Exhibit A hereto, evidencing the obligation of each such Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.
     “Notice of Borrowing” means a notice from a Borrower in accordance with Section 2.2.
     “Notice of Interest Rate Election” has the meaning set forth in Section 2.5.
     “Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrowers or the Guarantors, from time to time owing to the Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.
     “Other Taxes” has the meaning set forth in Section 9.4(c).
     “Parent” means, with respect to any Bank, any Person controlling such Bank.
     “Participant” has the meaning set forth in Section 10.7(d).
     “Payment in Full” has the meaning set forth in Section 10.17(b)(iii).

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Holdings” means Unimproved Assets, interests in Taxable REIT Subsidiaries and Investment Mortgages, but only to the extent permitted in Section 6.8(h).
     “Permitted Liens” means:
          (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;
          (b) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than sixty (60) days delinquent or which are being contested in good faith in accordance with the terms hereof;
          (c) deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation or to secure liabilities to insurance carriers;
          (d) utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that: (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment; (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof; and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;
          (f) easements, rights-of-way, zoning restrictions, other similar charges or encumbrances and all other items listed on Schedule B to AMB LP’s owner’s title insurance policies, except in connection with any Indebtedness, for any of AMB LP’s Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of AMB LP and do not diminish in any material respect the value of the Property to which it is attached or for which it is listed;
          (g) (i) Liens and judgments which have been or will be bonded (and the Lien on any cash or securities serving as security for such bond) or released of record within thirty (30) days after the date such Lien or judgment is entered or filed against AMB, AMB LP, or any Subsidiary, or (ii) Liens which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and as to which the subject asset is not at risk of forfeiture;
          (h) Liens on Property of AMB LP or its Subsidiaries (other than Unencumbered Property) securing Indebtedness which may be incurred or remain outstanding without resulting in an Event of Default hereunder; and

          (i) Liens in favor of AMB LP, AMB or a Consolidated Subsidiary against any asset of any Consolidated Subsidiary or any Investment Affiliate.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either: (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
     “Pounds Sterling” means the lawful money of the United Kingdom of Great Britain and Northern Ireland.
     “Preferred Stock Subsidiary” means a corporation organized with two classes of stock, consisting of one class of voting common shares and one class of non-voting preferred shares, all of whose preferred shares are owned by a Person seeking to be treated as a real estate investment trust under the Code (or an operating partnership of which such Person is general partner) and all of the common shares of which are owned by individuals or entities who are neither owned nor controlled by such Person (but which individuals may be, and which entities may be owned and controlled by, officers, directors or employees of such Person), and to which such Person (or an operating partnership of which such Person is general partner) has contributed at least ninety-five percent (95%) or more of the equity capital raised by such corporation in exchange for the issuance of such corporation’s shares.
     “Prime Rate” means the rate of interest publicly announced by the Administrative Agent from time to time as its Prime Rate (it being understood that the same shall not necessarily be the best rate offered by the Administrative Agent to customers).
     “Principal Financial Center” means, when used in reference to an Alternate Currency, (a) in the case of Hong Kong Dollars, Hong Kong, (b) in the case of Singapore Dollars, Singapore; (c) in the case of Canadian Dollars, Toronto, Canada, and (d) in the case of Euros, Frankfurt am Main, Germany.
     “Pro Rata Share” means, with respect to any Bank, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Commitment or Currency Commitment in respect of any Tranche, as applicable, and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments or Currency Commitments in respect of any Tranche, as applicable, as adjusted from time to time in accordance with the provisions of this Agreement.
     “Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.
     “Qualified Borrower” means, at any date, any entity, which entity may be organized in the United States or outside of the United States, of which a Guarantor (or a Person owned and controlled by a Guarantor) is the sole general partner or managing member or otherwise exercises control over such entity, the indebtedness of which entity can be guaranteed by such Guarantor pursuant to the terms of its Constituent Documents.

     “Qualified Borrower Joinder Agreements” means collectively, the one or more Qualified Borrower Joinder Agreements, among Administrative Agent (on behalf of the Banks) and a Qualified Borrower relating to a Qualified Borrower which is to become a Borrower hereunder at any time on or after the date of this Agreement, the form of which is attached hereto as Exhibit B.
     “Qualified Borrower Joinder Documents” means, collectively, the Qualified Borrower Joinder Agreements and all documents, instruments and certificates required by such Qualified Borrower Joinder Agreements to be delivered pursuant to the terms thereof.
     “Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to the Administrative Agent, and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000).
     “Quotation Day” means, the day falling two (2) Euro-Dollar Business Days before the first day of an Interest Period.
     “Rating Agencies” means, collectively, S&P, Moody’s and Fitch.
     “Real Property Assets” means as to any Person as of any time, the real property assets (including, without limitation, interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.
     “Recourse Debt” shall mean Indebtedness that is not Non-Recourse Indebtedness.
     “Reference Bank” means: (a) in connection with HIBOR, Bank of America, Hong Kong branch, or such other bank(s) as may be appointed from time to time by the Hong Kong Dollars Agent (acting on the instructions of the Majority Banks) and agreed to by the Guarantors (which agreement shall not be unreasonably withheld) for the purpose of this Agreement; (b) in connection with the Swap Offer Rate, Bank of America, Singapore branch, or such other bank(s) as may be appointed from time to time by the Singapore Dollars Agent (acting on the instructions of the Majority Banks) and agreed to by the Guarantors (which agreement shall not be unreasonably withheld) for the purpose of this Agreement; and (c) in connection with CDOR, the Canadian Prime Rate, and the Canadian Base Rate, Bank of America, N.A., acting by its Canada branch, or such other bank(s) as may be appointed from time to time by the Administrative Agent (acting on the instructions of the Majority Banks) and agreed to by the Guarantors (which agreement shall not be unreasonably withheld) for the purpose of this Agreement.
     “Register” has the meaning set forth in Section 10.7(c).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “REIT” means a real estate investment trust, as defined under Section 856 of the Code.
     “Revised Adjusted EBITDA” means, for any period, Adjusted EBITDA for such period, less (a) interest income, and (b) a management fee equal to three percent (3%) of consolidated rental revenue from Real Property Assets of the Borrower and its Consolidated Subsidiaries and Investment Affiliates for such period, plus (i) actual general and administrative expenses for such period to the extent deducted in calculating Adjusted EBITDA, and (ii) actual management fees with respect to Real Property Assets of the Borrower and its Consolidated Subsidiaries and Investment Affiliates for such period.

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
     “Screen Rate” means the rate per annum for the relevant period displayed on page ABSIRFIX01 of the Reuters screen (or such other page as may replace that page for the purpose of displaying Singapore inter-bank swap offer rates of leading reference banks, or as the case may be, the arithmetic mean of such rates) or, if that services ceases to be available, on page 50157 of the Telerate screen under the caption “ASSOCIATION OF BANKS IN SINGAPORE SIBOR AND SWAP OFFER RATE FIXING AT 11:00 A.M. SINGAPORE TIME” (or such other page as may replace that page for the purpose of displaying Singapore inter-bank swap offer rates of leading reference banks or, as the case may be, the arithmetic mean of such rates).
     “Second Tier Funding Loan” has the meaning set forth in Section 6.14.
     “Secured Debt” means Indebtedness (but excluding Intracompany Indebtedness), the payment of which is secured by a Lien (other than a Permitted Lien, except for those Permitted Liens described in clause (h) of the definition thereof) on any Property owned or leased by AMB or AMB LP, plus AMB LP’s Share of Indebtedness (but excluding Intracompany Indebtedness), the payment of which is secured by a Lien (other than a Permitted Lien, except for those Permitted Liens described in clause (h) of the definition thereof) on any Property owned or leased by any Investment Affiliate or any Consolidated Subsidiary.
     “Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include Joint Venture Interests, any interest in any Subsidiary of AMB or AMB LP, any interest in a Taxable REIT Subsidiary, any Indebtedness which would not be required to be included on the liabilities side of the balance sheet of AMB or AMB LP on a consolidated basis in accordance with GAAP, any Cash or Cash Equivalents or any evidence of the Obligations.
     “Senior Debt” has the meaning set forth in Section 10.17(b)(iv).
     “Singapore” means the Republic of Singapore.
     “Singapore Dollars” or “S$” means the lawful money of Singapore.
     “Singapore Dollars Agent” means Bank of America, Singapore branch, a national banking association registered and existing under the laws of the United States, acting through its registered office at 9 Raffles Place, Number 18-00 Republic Plaza, Tower 1, Singapore 048619, in its capacity as Singapore Dollars Agent.
     “Singapore Dollars Borrower” means a Borrower listed under the heading “Singapore Dollars Borrower” on Schedule 6.15.
     “Singapore Dollars Tranche” means the aggregate principal amount of all Loans denominated in Singapore Dollars as committed, loaned or issued, as applicable, to Singapore Dollars Borrowers.
     “Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.
     “Subordinated Debt” has the meaning set forth in Section 10.17(b)(v).

     “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by AMB LP or AMB.
     “Subsidiary Operating Partnership” shall mean a limited liability company or limited partnership in which the only interest therein not owned (directly or indirectly) by AMB LP and/or AMB shall be preference interests or preference units, respectively.
     “Substantially Controlled by AMB LP” means, with respect to any action, that such action is substantially controlled by AMB LP as contemplated under Section 6.14.
     “Supplemental Addendum” has the meaning set forth in Section 2.19.
     “Supplemental Borrower” means a Borrower listed under the heading associated with a Supplemental Tranche on Schedule 6.15.
     “Supplemental Currency” has the meaning set forth in Section 2.19.
     “Supplemental Tranche” has the meaning set forth in Section 2.19.
     “Supplemental Tranche Effective Date” has the meaning set forth in Section 2.19.
     “Supplemental Tranche Request” has the meaning set forth in Section 2.19.
     “Swap Offer Rate” means, with respect to any Euro-Dollar Loan or Borrowing denominated in Singapore Dollars:
          (a) the applicable Screen Rate as of 11:00 a.m. (Singapore time) on the Quotation Day for the displaying of the swap rate for a period comparable to the Interest Period for that Loan; or
          (b) (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Singapore Dollars Agent at its request quoted by the Reference Bank to leading banks in the Singapore interbank market, to be in relation for the Interest Period for that Loan equal to Y (rounded upwards to four decimal places) calculated in accordance with the following formula:

Y	=	(	R	x	365)	+	(	F	x	36500)	+	(	F	x	R	x	365)

					360			S		N			S				360
               where:
               F = the premium (being a positive number) or the discount (being a negative number), as the case may be, which would have been paid or received by such Reference Bank in offering to sell Dollars toward exchange for Singapore Dollars on the last day of that Interest Period in the Singapore interbank market as of 11:00 a.m. (Singapore time) on the Quotation Day;
               S = the exchange rate at which such Reference Bank sells Dollars spot in exchange for Singapore Dollars in the Singapore foreign exchange market, as quoted by such Reference Bank as of 11:00 a.m. (Singapore time) on the Quotation Day;
               R = the rate at which such Reference Bank sells Dollar deposits for that Interest Period in an amount comparable to the Dollar equivalent of that Loan (such Dollar equivalent to be determined by such Reference Bank at such rate or rates as such Reference Bank determines to be the most appropriate) to prime banks in the Singapore interbank market as of 11:00 a.m. (Singapore time) on the Quotation Day; and
               N = the actual number of days in that Interest Period.
     “Syndication Agent” shall mean Bank of Nova Scotia, in its capacity as syndication agent hereunder and its permitted successors in such capacity in accordance with the terms of this Agreement.
     “Taxable REIT Subsidiary” means any corporation (other than a REIT) in which AMB directly or indirectly owns stock and AMB and such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary of AMB under and pursuant to Section 856 of the Code.
     “Taxes” means all federal, state, local and foreign income and gross receipts taxes.
     “Term” has the meaning set forth in Section 2.8(a).
     “Termination Event” shall mean: (i) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA; (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan; (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan; or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA or the Code.
     “Tiered Non-US Property Owner” has the meaning set forth in Section 6.14.
     “Toronto Business Day” means any day except a Saturday, Sunday or other day on which banks in Toronto, Canada are authorized by law to close.
     “Total Asset Value” means, with respect to AMB LP and without duplication: (i) the quotient obtained by dividing: (a) (x) (1) Revised Adjusted EBITDA for the previous four (4) Fiscal Quarters most recently ended; minus (2) for any Property (other than Construction Assets or Unimproved Assets) which was acquired by AMB LP, a Consolidated Subsidiary or an Investment Affiliate in any of the previous four (4) Fiscal Quarters, the Revised Adjusted EBITDA attributable to such Property to the extent the same was included in the Revised Adjusted EBITDA of AMB LP in clause (1) of this definition by (b) the FMV Cap Rate; plus (ii) for any Property which was acquired by AMB LP in any of the previous four (4) Fiscal Quarters, the sum of: (x) the Net Price of the Property paid by AMB LP for such Property; and (y) the cost of capital expenditures actually incurred in connection with such Property, plus (iii) for any Property which was acquired by an Investment Affiliate or a Consolidated Subsidiary in any of the previous four (4) Fiscal Quarters, the sum of: (x) AMB LP’s Share of the Net Price of the Property paid by such Investment Affiliate or by such Consolidated Subsidiary, as applicable, for such Property; and (y) AMB LP’s share of the cost of capital expenditures actually incurred in connection with such Property; plus (iv) the value of any Cash or Cash Equivalent owned by AMB LP (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of AMB LP or any Consolidated Subsidiary), and AMB LP’s Share of any Cash or Cash

Equivalent owned by any Consolidated Subsidiary or Investment Affiliate (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of AMB LP or any Consolidated Subsidiary); plus (v) the value of any Construction Assets, Unimproved Assets and any other tangible assets of AMB LP (including foreign currency exchange agreements, to the extent such agreements are material and are reported or are required under GAAP to be reported by AMB LP in its financial statements), as measured on a GAAP basis; plus (vi) AMB LP’s Share of the value of any Construction Assets, Unimproved Assets and any other tangible assets of any Investment Affiliate or any Consolidated Subsidiary as measured on a GAAP basis. For purposes of the foregoing, a Property which was a Construction Asset will be deemed to have been acquired on the date it ceases to be a Construction Asset.
     “Total Liabilities” means, as of the date of determination and without duplication, all Balance Sheet Indebtedness of AMB LP and AMB, plus AMB LP’s Share of all Balance Sheet Indebtedness of Investment Affiliates and Consolidated Subsidiaries.
     “Tranche” means each of the Canadian Dollar Tranche, Dollar Tranche A, Dollar Tranche B, the Euro Tranche, the Hong Kong Dollars Tranche, the Singapore Dollars Tranche and any Supplemental Tranche.
     “Tranche Commitment” means the aggregate of the Currency Commitments for a Tranche.
     “Tranche Percentage” means that portion, measured as a percentage, that a Bank’s Currency Commitment in respect of any Tranche bears to the Tranche Commitment for such Tranche as expressly set forth on Schedule 2.1.
     “Treasury Regulations” means the regulations promulgated under the Internal Revenue Code of 1986, as amended, as they appear in Title 26 of the Code of Federal Regulations, and any successor regulations thereto issued in temporary or final form.
     “Unencumbered Net Operating Cash Flow” means, as of any date of determination, the Unencumbered Net Operating Income for the previous four (4) Fiscal Quarters (provided that as to any Unencumbered Property acquired during such period and owned for not less than one (1) Fiscal Quarter, Unencumbered Net Operating Income attributable to such period occurring after such acquisition shall be annualized).
     “Unencumbered Net Operating Income” means, for any period, for all Unencumbered Properties, the aggregate revenues from each such Unencumbered Property for such period (including, without limitation, lease termination fees appropriately amortized, but excluding deferred rents receivable) or in the case of any Unencumbered Property owned by the Joint Venture Subsidiary, AMB LP’s Share thereof, less the cost of maintaining such Unencumbered Properties (including, without limitation, taxes, insurance, repairs and maintenance, but excluding depreciation, amortization, interest costs and capital expenditures) or in the case of any Unencumbered Property owned by the Joint Venture Subsidiary, AMB LP’s Share thereof (provided that as to any Unencumbered Property acquired during such period, only revenues and property level expenses attributable to such period occurring after such acquisition shall be included), as adjusted for: (i) capital expenditure reserves at the rate of Ten Cents ($0.10, or in the case of any Unencumbered Property owned by a Joint Venture Subsidiary, AMB LP’s Share of Ten Cents ($0.10)) per square foot per annum of space leased as of the applicable date of determination (provided, that, as to any Unencumbered Property acquired during such period, such amount per square foot shall be pro-rated for the period of ownership) and (ii) to exclude the effects of straight-lining of rents.
     “Unencumbered Property” means any retail or industrial Property (including Unimproved Assets and Construction Assets, but excluding interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) from time to time which: (i) is an operating Real Property Asset which is owned directly or indirectly 100% in fee (or ground leasehold) by AMB LP, a Financing Partnership or a Joint Venture Subsidiary; (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by AMB LP, AMB or any Joint Venture Parent subject) to a Lien which secures Indebtedness of any Person other than Permitted Liens; and (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by AMB LP, AMB or any Joint Venture Parent subject) to any Negative Pledge (provided that a financial covenant given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations shall not be deemed a Negative Pledge.
     “Unimproved Assets” means Real Property Assets (or, in the case of any Real Property Assets to be developed in phases, any phase thereof) containing no material improvements other than infrastructure improvements such as roads, utility feeder lines and the like.
     “United States” means the United States of America, including the fifty states and the District of Columbia.
     “Unreimbursed Obligation” has the meaning set forth in Section 2.17(e).
     “Unsecured Debt” means the amount of Indebtedness (excluding Intracompany Indebtedness) for borrowed money of AMB, AMB LP, any Financing Partnership, any Preferred Stock Subsidiary or Joint Venture Subsidiary and which is not Secured Debt, including, without limitation, the amount of all then outstanding Loans.
     “Unsecured Interest Expense” means, as of any date of determination, for the previous four (4) Fiscal Quarters, the Interest Expense paid, accrued or capitalized on Unsecured Debt; provided, however, in the case of any Preferred Stock Subsidiary, Joint Venture Subsidiary or Consolidated Subsidiary only an amount equal to AMB LP’s Share of any such Interest Expense on Unsecured Debt of such entity shall be included in Unsecured Interest Expense.
     “Unused Commitments” shall mean an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to AMB LP or another Person or otherwise pursuant to any loan document, written instrument or otherwise.
     “Yen” means the lawful money of Japan.
SECTION 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
          (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
               (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
               (iii) The term “including” is by way of example and not limitation.

               (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
          (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
          (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
SECTION 1.3 Accounting Terms and Determinations.
     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by AMB LP’s independent public accountants) with the most recent audited consolidated financial statements of AMB LP and its Consolidated Subsidiaries delivered to the Administrative Agent; provided, that for purposes of references to the financial results and information of “AMB, on a consolidated basis,” AMB shall be deemed to own one hundred percent (100%) of the partnership interests in AMB LP; and provided further that, if AMB LP notifies the Administrative Agent that AMB LP wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies AMB LP that the Majority Banks wish to amend Article VI for such purpose), then AMB LP’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to AMB LP and the Majority Banks.
SECTION 1.4 Types of Borrowings.
     The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to a Borrower pursuant to Article II on the same date, all of which Loans are of the same type (subject to Article IX) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans and an “Alternate Currency Borrowing” is a Borrowing comprised of Euro-Dollar Loans (including Canadian Base Rate Loans) denominated in an Alternate Currency).
ARTICLE II
THE CREDITS
SECTION 2.1 Commitments to Lend.
Each Bank severally agrees, on the terms and conditions set forth in this Agreement to make Loans in Dollars or (in the case of Euro-Dollar Loans only) Alternate Currencies to the Borrowers and to participate in Letters of Credit issued by the Fronting Bank on behalf of the Borrowers pursuant to this Article from time to time during the term hereof in amounts such that the aggregate Dollar Equivalent Amount of Loans by such Bank at any one time outstanding together with such Bank’s pro rata share of Letter of Credit Usage at such time shall not exceed the Dollar Equivalent Amount of its Commitment and the aggregate principal amount of Loans by such Bank at any time outstanding in respect of a Tranche together with such Bank’s pro rata share of Letter of Credit Usage in respect of such Tranche shall not exceed the Dollar Equivalent Amount of its Currency Commitment for such Tranche; provided, that, in the case of a Euro-Dollar Loan denominated in an Alternate Currency, (x) such Alternate Currency is readily available to such Banks and is freely transferable and convertible to Dollars, (y) except in the case of Canadian Dollars, the Reuters screen (or any successor thereto) reports an Interbank Offered Rate for such Alternate Currency relating to the applicable Interest Period, and (z) AMB LP shall then have an Investment Grade Rating from both S&P and Moody’s. Each Borrowing outstanding under Section 2.1 of: (a) Euro-Dollar Loans denominated in Dollars shall be in an aggregate principal amount of $1,000,000, or an integral multiple of $500,000 in excess thereof; (b) Euro-Dollar Loans denominated in Hong Kong Dollars shall be in an aggregate principal amount of HK$8,000,000, or an integral multiple of HK$4,000,000 in excess thereof; (c) Euro-Dollar Loans denominated in Singapore Dollars shall be in an aggregate principal amount of S$2,000,000, or an integral multiple of S$1,000,000 in excess thereof; (d) Euro-Dollar Loans denominated in Canadian Dollars shall be in an aggregate principal amount of CA$1,000,000, or an integral multiple of CA$500,000 in excess thereof; (e) Euro-Dollar Loans denominated in Euros shall be in an aggregate principal amount of € 1,000,000, or an integral multiple of €500,000 in excess thereof; and (f) Base Rate Loans shall be in an aggregate principal amount of $500,000, or an integral multiple of $100,000 in excess thereof; (except that any Borrowing may only be in the aggregate amount available in accordance with Section 4.2(b), or in any amount required to reimburse the Fronting Bank for any drawing under any Letter of Credit); and each Borrowing in respect of the Tranche specified in the applicable Notice of Borrowing shall be made from the several Applicable Banks ratably in proportion to their respective Currency Commitments for such Tranche. Subject to the provisions of Section 2.15 hereof, in no event shall the aggregate Dollar Equivalent Amount of all Loans outstanding at any time, plus outstanding Dollar Equivalent Amount of Letter of Credit Usage, exceed $250,000,000 (as adjusted pursuant to Section 2.15, the “Facility Amount”) except as provided in Section 2.10, nor shall the aggregate Dollar Equivalent Amount of all Loans in respect of a Tranche at any time outstanding, plus the outstanding Dollar Equivalent Amount of Letter of Credit Usage in respect of such Tranche, exceed the Tranche Commitment applicable to such Tranche, with all Loans denominated in Alternate Currencies being marked-to-market in the manner set forth in Section 2.10. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.
SECTION 2.2 Notice of Borrowing.
          (a) With respect to any Borrowing in respect of a Tranche, an Authorized Borrower shall give Administrative Agent notice not later than 1:00 p.m. (New York City time): (x) the Business Day prior to each Base Rate Borrowing; or (y) the fourth (4th) Business Day before each Euro-Dollar Borrowing denominated in Dollars, Canadian Dollars or Euros; or (z) the fifth (5th) Business Day before each Euro-Dollar Borrowing denominated in an Alternate Currency (other than Canadian Dollars or Euros), specifying:
               (i) the date of such Borrowing, which shall be a Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing; provided, that, such Euro-Dollar Business Day shall also be a London Business Day in the case of a Borrowing denominated in Canadian Dollars, or a Toronto Business Day in the case of a Borrowing denominated in Euros;
               (ii) the aggregate amount of such Borrowing and the applicable Tranche;
               (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans and if Euro-Dollar Loans are requested other than in Dollars, the type and amount of Alternate Currency Loans being requested (it being understood that in the case of Canadian Dollar Loans, that such Borrower may only request such Loans utilizing Canadian LIBOR);

               (iv) information regarding the Loans and Letters of Credit Usage substantially in the form set forth Schedule 2.2, completed by Borrower and demonstrating and certifying that the requested Loans are less than the outstanding Commitments and applicable Currency Commitment(s) and may be made in accordance with the Tranche Percentages;
               (v) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;
               (vi) payment instructions for deliver of such Borrowing;
               (vii) certify that no Default or Event of Default has occurred or is continuing; and
               (viii) certify it is an Authorized Borrower with regard to such Borrowing.
          (b) An Authorized Borrower shall give the Administrative Agent, and the Fronting Bank, written notice in the event that it desires to have Letters of Credit issued hereunder in respect of a Tranche no later than 1:00 p.m. (New York City time) at least five (5) Business Days prior to, but excluding, the date of such issuance. Each such notice shall specify: (i) the individual amount of each requested Letter of Credit; (ii) the aggregate amount of the requested Letters of Credit and the applicable Tranche; (iii) currency of each requested Letter of Credit; (iv) the date of such issuance (which shall be a Business Day (and, in the case of a Letter of Credit denominated in Canadian Dollars or Euros, a Euro-Dollar Business Day)); (v) the name and address of the beneficiary; (vi) the expiration date of the Letter of Credit (which in no event shall be later than twelve (12) months after the Maturity Date); (vii) the purpose and circumstances for which such Letter of Credit is being issued; (viii) the terms upon which each such Letter of Credit may be drawn down (which terms shall not leave any discretion to Fronting Bank); and (ix) a certification substantially in the form of Schedule 2.2. Such notice shall further certify that no Default or Event of Default has occurred or is continuing. Each such notice may be revoked telephonically by the Borrower requesting issuance of such Letter of Credit to the Fronting Bank and the Administrative Agent not less than one (1) Business Day prior to the issuance of such Letter of Credit by the Fronting Bank, provided such revocation is confirmed in writing by such Borrower to the Fronting Bank and the Administrative Agent within one (1) Business Day by facsimile. Notwithstanding anything contained herein to the contrary, each Borrower shall complete and deliver to the Fronting Bank any required documentation in connection with any Letter of Credit requested by it no later than the second (2nd) Business Day prior to the date of issuance thereof. No later than 1:00 p.m. (New York City time) on the date that is five (5) Business Days prior to, but excluding, the date of issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Fronting Bank to make a payment under the Letter of Credit; provided, that Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law and, provided further, that a Letter of Credit shall require payment against a conforming draft to be made thereunder on the third Business Day following the date that such draft is presented, provided such presentation is made no later than 1:00 p.m. (New York City time) (except that if the beneficiary of any Letter of Credit, denominated in Dollars, requests at the time of the issuance of its Letter of Credit that payment be made on the same Business Day against a conforming draft, such beneficiary shall be entitled to such a same day draw, provided such draft is presented to the Fronting Bank no later than 1:00 p.m. (New York City time) and provided further the Borrower shall have requested to the Fronting Bank and the Administrative Agent that such beneficiary shall be entitled to a same day draw). In determining whether to pay on such Letter of Credit, the Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.
SECTION 2.3 Notice to Banks; Funding of Loans.

          (a) Upon receipt of a Notice of Borrowing from a Borrower in accordance with Section 2.2 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, notify each Applicable Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate determined pursuant thereto and the Interest Period(s) (if different from those requested by the Borrower) and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless such Borrower shall pay any applicable expenses pursuant to Section 2.12.
          (b) Not later than 2:00 p.m. New York City time on the date of each Borrowing in respect of any Tranche as indicated in the applicable Notice of Borrowing, each Applicable Bank shall (except as provided in subsection (c) of this Section 2.3) make available its share of such Borrowing in immediately available funds, (i) in the case of a Borrowing denominated in Dollars, in Federal funds in New York, New York, to the Administrative Agent at its account referred to in Section 10.1, (ii) in the case of a Euro-Dollar Borrowing denominated in Canadian Dollars, in Canadian Dollars available in New York, New York, to the Administrative Agent at its account referred to in Section 10.1, (iii) in the case of a Euro-Dollar Loan or Borrowing denominated in Singapore Dollars or Hong Kong Dollars, in the designated account of the Hong Kong Dollars Agent or the Singapore Dollars Agent set forth in Section 10.1, or (iv) in the case of a Euro-Dollar Loan or Borrowing denominated in Euros, in the designated account of the Administrative Agent set forth in Section 10.1. If AMB LP, or a Borrower, has requested the issuance of a Letter of Credit, no later than 1:00 p.m. (New York City time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), the Fronting Bank shall issue such Letter of Credit in the amount so requested and deliver the same to such Borrower, with a copy thereof to the Administrative Agent. Immediately upon the issuance of each Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold and transferred to each other Applicable Bank, and each such other Applicable Bank shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and its obligation to pay its Pro Rata Share with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Applicable Bank’s Pro Rata Share thereof. Upon any change in any of the Currency Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares. The Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Applicable Bank to fund its Pro Rata Share of any such draw. The Administrative Agent will instruct the Fronting Bank to make such Letter of Credit available to such Borrower and the Fronting Bank shall make such Letter of Credit available to such Borrower at its address set forth in Section 10.1 or at such address in the United States as such Borrower shall request on the date of the Borrowing, or in the case of a Euro Letter of Credit, at such address in Europe as such Borrower shall request on the date of the Borrowing. Each Applicable Bank shall make available its share of any Borrowing in respect of the Canadian Dollar Tranche, and the Fronting Bank shall issue each Letter of Credit in respect of the Canadian Dollar Tranche, from its Domestic Lending Office.
          (c) Unless the Administrative Agent shall have received notice from an Applicable Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.3 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the applicable Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to a Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable to such Borrowing hereunder. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement. If such Bank shall not pay to the Administrative Agent such corresponding amount after reasonable attempts are made by the

Administrative Agent to collect such amounts from such Bank, each Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable thereto one (1) Business Day after demand. Nothing contained in this Section 2.3(c) shall be deemed to reduce the Commitment or Currency Commitment of any Bank or in any way affect the rights of Borrowers with respect to any Defaulting Bank or Administrative Agent. The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.3(b) hereof shall not relieve any other Bank of its obligations to fund its Commitment or Currency Commitment, in accordance with the provisions hereof.
          (d) Subject to the provisions hereof, the Administrative Agent shall make available each Borrowing to the applicable Borrower in Federal funds or the applicable Alternate Currency immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.
SECTION 2.4 Notes.
          (a) The Loans of each Bank shall be evidenced by a single Note made by each Borrower payable to the order of such Bank for the account of its Applicable Lending Office.
          (b) Upon receipt of each Bank’s Note pursuant to Section 4.1(a), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by each Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided, that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by each Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.
          (c) The Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.
          (d) There shall be no more than thirty-two (32) Euro-Dollar Groups of Loans outstanding at any one time, of which no more than eight (8) Euro-Dollar Groups of Loans outstanding shall be in any single currency.
SECTION 2.5 Method of Electing Interest Rates.
          (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the applicable Borrower in the applicable Notice of Borrowing. Thereafter, each Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans of such Borrower (subject in each case to the provisions of Article IX), as follows:
               (i) if such Loans are Base Rate Loans or Canadian Base Rate Loans, the applicable Borrower may elect to convert all or any portion of such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; provided, that, in the case of Canadian Base Rate Loans, Canadian LIBOR or CDOR can then be determined for the requested Interest Period and Borrower shall prepare and deliver a certification substantially in the form of Schedule 2.2.
               (ii) if such Loans are Euro-Dollar Loans, the applicable Borrower may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such

Loans as Euro-Dollar Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then-current Interest Period applicable to such Loans, or on such other date designated by such Borrower in the Notice of Interest Rate Election provided such Borrower shall prepare and deliver a certification substantially in the form of Schedule 2.2 and pay any losses pursuant to Section 2.12.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three (3) Business Days (or, in the case of an Alternate Currency Borrowing, five (5) Business Days) prior to, but excluding, the effective date of the conversion or continuation selected in such notice. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided, that: (i) such portion is allocated ratably among the Loans comprising such Group; (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each, in the case of (A) Euro-Dollar Loans denominated in Dollars, in an aggregate principal amount of $1,000,000, or an integral multiple of $500,000 in excess thereof; (B) Euro-Dollar Loans denominated in Hong Kong Dollars, in an aggregate principal amount of HK$8,000,000, or an integral multiple of HK$4,000,000 in excess thereof; (C) Euro-Dollar Loans denominated in Canadian Dollars shall be in an aggregate principal amount of CA$1,000,000, or an integral multiple of CA$500,000 in excess thereof; (D) Euro-Dollar Loans denominated in Singapore Dollars, in an aggregate principal amount of S$2,000,000, or an integral multiple of S$1,000,000 in excess thereof; and (E) Euro-Dollar Loans denominated in Euros, in an aggregate principal amount of €1,000,000, or an integral multiple of €500,000 in excess thereof; (iii) there shall be no more than thirty-two (32) Euro-Dollar Groups of Loans outstanding at any time, of which no more than eight (8) Euro-Dollar Groups of Loans outstanding shall be in any single currency; (iv) no Loan may be continued as, or converted into, a Euro-Dollar Loan when any Event of Default has occurred and is continuing; and (v) no Interest Period shall extend beyond the Maturity Date.
          (b) Each Notice of Interest Rate Election shall specify:
               (i) the Group of Loans (or portion thereof) to which such notice applies;
               (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
               (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and
               (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.
Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
          (c) Upon receipt of a Notice of Interest Rate Election from a Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Applicable Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by the applicable Borrower) and such notice shall not thereafter be revocable by such Borrower. If the applicable Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Dollar Loans denominated in Dollars, such Loans shall be converted into Base Rate Loans, on the last day of the then-current Interest Period applicable thereto. If the applicable Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Dollar Loans denominated in an Alternate Currency, such Loans shall be continued as Euro-Dollar Loans in their original currency with an Interest Period of one month.

SECTION 2.6 Interest Rates.
          (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euro-Dollar Loan pursuant to Section 2.5, at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans for such day.
          (b) Each Canadian Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euro-Dollar Loan or Base Rate Loan pursuant to Section 2.5, at a rate per annum equal to the sum of the Canadian Base Rate plus the Applicable Margin for such Canadian Base Rate Loans for such day.
          (c) Each Euro-Dollar Loan (other than Canadian Base Rate Loans) shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Dollar Loans for such day plus the Adjusted Interbank Offered Rate applicable to such Interest Period.
          (d) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and four percent (2%) (the “Default Rate”).
          (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the affected Borrowers and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.
          (f) Interest on all Loans bearing interest at the Base Rate or the Canadian Base Rate shall be payable, in arrears, on the first Business Day of each calendar month. Interest on all Loans bearing interest based on the Interbank Offered Rate shall be payable on the last Euro-Dollar Business Day of the applicable Interest Period, but no less frequently than every three months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question.
SECTION 2.7 Fees.
          (a) Facility Fee. For the period beginning on the date hereof and ending on the date the Obligations are paid in full and this Agreement is terminated (the “Facility Fee Period”), the Borrowers or Guarantors shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments a facility fee on the aggregate Commitments at the Applicable Fee Percentage. The facility fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Facility Fee Period.
          (b) Letter of Credit Fee. During the Term and thereafter for so long as any Letter of Credit shall be outstanding, each Borrower shall pay to the Administrative Agent, for the account of the Applicable Banks in proportion to their interests in respect of issued and undrawn Letters of Credit, a fee (a “Letter of Credit Fee”) in an amount, provided that no Event of Default shall have occurred and be continuing, equal to a rate per annum equal to the then percentage per annum of the Applicable Margin with respect to Euro-Dollar Loans, on the daily average of such issued and undrawn Letters of Credit for which such Borrower is the account party, which fee shall be payable, in arrears, on each January 1, April 1, July 1 and October 1 during the Term and thereafter for so long as any Letter of Credit shall be outstanding. From the occurrence, and during the continuance, of an Event of Default, such fee shall be increased to be equal to two percent (2%) per annum on the daily average of such issued and undrawn Letters of Credit.
          (c) Fronting Bank Fee; Documentary and Processing Charges Payable to Fronting Bank. Each Borrower shall pay the Fronting Bank, for its own account, a fee for each Letter of Credit for which such Borrower is the account party (a “Fronting Bank Fee”) at a rate per annum equal to the greater of: (i) 0.125% of the issued and undrawn amount of such Letter of Credit; and (ii) $250, which fee shall be in addition to and not in lieu of, the Letter of Credit Fee. The Fronting Bank Fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Term. In addition to the Fronting Bank Fee, the each Borrower shall pay directly to the Fronting Bank for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Fronting Bank relating to letters of credit as from time to time in effect; provided, that, the Fronting Bank has previously notified the Credit Parties in writing of such fees, costs and charges. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
          (d) Extension Fee. If AMB LP elects to extend the Term of the Commitments in accordance with Section 2.8(b), AMB LP shall pay to the Administrative Agent, for the account of the Banks in proportion to their interests, a fee (the “Extension Fee”) in the amount 15 basis points (equal to 0.15% of the Commitments). AMB LP shall pay the Extension Fee on or before the Extension Date.
          (e) Fees Non-Refundable. All fees set forth in this Section 2.7 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of the Borrowers or Guarantors to pay such fees in accordance with the provisions hereof shall be binding upon each Borrower and each Guarantor, and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.
SECTION 2.8 Maturity Date; Extensions.
          (a) The term (the “Term”) of the Commitments (and each Bank’s obligations to make Loans and to participate in Letters of Credit hereunder) shall terminate and expire on the Maturity Date. Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.
          (b) Notwithstanding the foregoing, AMB LP may extend the Maturity Date then in effect one time only for a period of one (1) year upon the following terms and conditions: (i) delivery by AMB LP of a written notice to the Administrative Agent (the “Extension Notice”) on or before a date that is not more than ninety (90) days nor less than sixty (60) days prior to the then-current Maturity Date, which Extension Notice the Administrative Agent shall promptly deliver to the Banks; (ii) no Event of Default shall have occurred and be continuing both on the date the Extension Notice is delivered to Administrative Agent and on the then-current Maturity Date (the “Extension Date”); (iii) AMB LP shall maintain an Investment Grade Rating from both S&P and Moody’s; and (iv) AMB LP shall pay the Extension Fee to the Administrative Agent on or before the Extension Date. Any such delivery of the Extension Notice shall be irrevocable.
SECTION 2.9 Optional Prepayments.

          (a) Any Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans or Canadian Base Rate Loans pursuant to Section 9.1, in whole at any time, or from time to time in part in amounts aggregating Five Hundred Thousand Dollars ($500,000) or Five Hundred Thousand Canadian Dollars (CA$500,000), as applicable, or more, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group or Borrowing.
          (b) Any Borrower may, upon at least three (3) Business Days’ (or in the case of an Alternate Currency, five (5) Business Days’) notice to the Administrative Agent, pay all or any portion of any Euro-Dollar Loan (other than a Canadian Base Rate Loan) as of the last day of the Interest Period applicable thereto. Except (i) as provided in Article IX, or (ii) with respect to any Euro-Dollar Loan which has been converted to a Base Rate Loan or Canadian Base Rate Loan pursuant to Sections 9.1, 9.2 or 9.5 hereof, no Borrower may prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the end of the Interest Period applicable thereto unless such Borrower shall also pay any applicable expenses pursuant to Section 2.12. Notice of any such prepayment shall be given on or prior to the third (3rd) Euro-Dollar Business Day prior to, but excluding, the date of prepayment to the Administrative Agent. Each such optional prepayment shall be in the amounts set forth in Section 2.9(a) and shall be applied to prepay ratably the Loans of the Banks included in any Group of Euro-Dollar Loans, except that any Euro-Dollar Loan which has been converted to a Base Rate Loan or Canadian Base Rate Loan pursuant to Sections 9.1, 9.2 or 9.5 hereof may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.
          (c) Any Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent (by 1:00 P.M. New York City time), reimburse the Administrative Agent for the benefit of the Fronting Bank for the amount of any drawing under a Letter of Credit in whole or in part in any amount.
          (d) Any Borrower may at any time return any undrawn Letter of Credit to the Fronting Bank in whole, but not in part, and the Fronting Bank within a reasonable period of time shall give the Administrative Agent and each of the Banks notice of such return.
          (e) AMB LP may at any time and from time to time cancel all or any part of the Commitments and the corresponding Currency Commitments by the delivery to the Administrative Agent of a notice of cancellation executed by AMB LP within the applicable time periods set forth in Sections 2.9(a) and 2.9(b) if there are Loans then outstanding or, if there are no Loans outstanding at such time as to which the Commitments and the corresponding Currency Commitments with respect thereto are being canceled, upon at least three (3) Business Days’ notice to the Administrative Agent, whereupon, in either event, all or such portion of the Commitments and the corresponding Currency Commitments, as applicable, shall terminate as to the Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, the applicable Borrower(s) as designated by AMB LP shall prepay, as applicable, all or such portion of Loans outstanding on such date in accordance with the requirements of Sections 2.9(a) and 2.9(b). In no event shall AMB LP be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the applicable Borrower returns (or causes to be returned) such Letter of Credit to the Fronting Bank. AMB LP shall be permitted to designate in the notice of cancellation which Loans, if any, are to be prepaid.
          (f) Any amounts so prepaid pursuant to Sections 2.9(a) or 2.9(b) may be reborrowed. In the event Borrowers elect to cancel all or any portion of the Commitments pursuant to Section 2.9(e) hereof, such amounts may not be reborrowed.

SECTION 2.10 Mandatory Prepayments.
     The Administrative Agent shall calculate the Dollar Equivalent Amount of all Loans and Letter of Credit Usage denominated in an Alternate Currency at the time of (a) each Borrowing or issuance of a Letter of Credit, (b) on the last Business Day of each month during each Interest Period longer than one month in duration, and (c) at such times as may be deemed necessary by the Administrative Agent in its sole discretion, if the outstanding Dollar Equivalent Amount of the Loans and Letter of Credit Usage for any Tranche equals or exceeds ninety-eight percent (98%) of the Tranche Commitment or the outstanding Dollar Equivalent Amount of the Loans and Letters of Credit Usage for all Tranches equals or exceeds the Facility Amount. If at any such time the Dollar Equivalent Amount for a Tranche or for all Tranches, as the case may be, of the sum of: (i) all outstanding Loans in respect of such Tranche or all Loans, as the case may be; and (ii) Letter of Credit Usage in respect of such Tranche or all Letter of Credit Usage, as the case may be; so determined by the Administrative Agent, in the aggregate, exceeds an amount equal to one hundred and five percent (105%) of a Tranche Commitment or Facility Amount, as applicable, one or more Borrowers, within three (3) Business Days after notice thereof from the Administrative Agent, shall repay all or a portion of such Loans, otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment, the Dollar Equivalent Amount outstanding of such Loans and Letter of Credit Usage does not exceed the applicable Tranche Commitments or the Facility Amount.
SECTION 2.11 General Provisions as to Payments.
          (a) Borrowers shall make each payment of the principal of and interest on the Loans and fees hereunder, by initiating a wire transfer not later than 1:00 p.m. (New York City time or 11:00 a.m. local time in the Principal Financial Center of the Alternate Currency in question) on the date when due, of Federal or other funds immediately available in New York, New York, or, in the case of any Alternate Currency (other than Canadian Dollars), the Principal Financial Center of the Alternate Currency in question, to the Administrative Agent to the account referred to in Section 10.1, and such Borrower shall deliver a federal reference number (or, in the case of an Alternate Currency, other customarily applicable reference number) evidencing such wire to Administrative Agent as soon as possible thereafter on the date when due. The Administrative Agent will promptly (and in any event within one (1) Business Day after receipt thereof (or, with respect to Euro-Dollar Loans denominated in Alternate Currencies, one (1) Euro-Dollar Business Day, after receipt thereof)) distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 a.m. (New York City time or local time in the Principal Financial Center of the Alternate Currency in question) on any Business Day (or Euro-Dollar Business Day, as applicable), and the Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, the Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date the Administrative Agent distributes such amount to such Bank, at the Federal Funds Rate. Whenever any payment of principal of, or interest on the Base Rate Loans or the Canadian Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans (other than Canadian Base Rate Loans) shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
          (b) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the

Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that a Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.
SECTION 2.12 Funding Losses.
     If a Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Articles II, VII or IX or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if a Borrower fails to borrow any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.3(a), or if a Borrower shall deliver a Notice of Interest Rate Election specifying that a Euro-Dollar Loan shall be converted on a date other than the first (1st) day of the then-current Interest Period applicable thereto, such Borrower shall reimburse each Bank within 15 days after certification of such Bank of such loss or expense (which shall be delivered by each such Bank to the Administrative Agent for delivery to such Borrower) for any resulting loss or expense incurred by it (or by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Administrative Agent and the Administrative Agent shall have delivered to such Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.
SECTION 2.13 Computation of Interest and Fees.
     Interest based on the Prime Rate, Canadian Prime Rate, HIBOR, CDOR, or the Swap Offer Rate, hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). For the purposes of the Interest Act (Canada), whenever interest payable pursuant to this Agreement is calculated on the basis on a period other than a calendar year in respect of Canadian Dollar Loans (in this Section 2.13, a “Canadian Interest Period”), each rate of interest determined pursuant to such calculation expressed as an annual rate is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Canadian Interest Period.
SECTION 2.14 Use of Proceeds.
     The proceeds of the Loans shall be used for the purposes permitted under the Constituent Documents of the Borrowers, including, without limitation, for interim acquisition financing and working capital. The proceeds of the Loans shall not be used for the repurchase of capital stock of AMB. Neither Banks nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to any Borrower’s use of the proceeds of the Loans, and neither Banks nor the Administrative Agent shall be obligated to determine whether or not a Borrower’s use of the proceeds of the Loans are for purposes permitted under the applicable Constituent Documents. Nothing, including, without limitation, the advance of any Borrowing or rollover, shall be construed as a representation or warranty, express or implied, to any party by Banks or the Administrative Agent as to whether any use of proceeds by a Borrower is permitted by the terms of its Constituent Documents.
SECTION 2.15 Increase in Commitments.

          (a) At any time prior to the Maturity Date, provided no Event of Default shall have occurred and then be continuing, AMB LP may request a one-time increase in the aggregate amount of the Commitments (subject to (iii) below), either by designating an Eligible Bank not theretofore a Bank to become a Bank (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld) and/or by agreeing with an existing Bank or Banks that such Bank’s Commitment shall be increased. Upon execution and delivery by AMB LP and such Bank or other Eligible Bank of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Bank shall have a Commitment as therein set forth or such Eligible Bank shall become a Bank with a Commitment as therein set forth and all the rights and obligations of a Bank with such a Commitment hereunder; provided that:
               (i) AMB LP shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Banks;
               (ii) the Administrative Agent, the Hong Kong Dollars Agent (in the event in the increased Commitment involving Hong Kong Dollars), the Singapore Dollars Agent (in the event in the increased Commitment involving Singapore Dollars) and the Borrowers shall have agreed on (a) the increase and apportionment of the applicable Currency Commitments and, if applicable, (b) the terms and conditions of one or more Supplemental Tranches; and
               (iii) the amount of such one time increase does not cause the Facility Amount to exceed $350,000,000.
Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.15, within five (5) Business Days (in the case of any Base Rate Loans or Canadian Base Rate Loans then outstanding) or at the end of the then-current Interest Period with respect thereto (in the case of any Euro-Dollar Loans then outstanding (other than Canadian Base Rate Loans)), as applicable, each Bank’s Pro Rata Share shall be recalculated to reflect such increase in the Commitments and the outstanding principal balance of the Loans shall be reallocated among the Banks such that the outstanding principal amount of Loans owed to each Bank shall be equal to such Bank’s Pro Rata Share (as recalculated). All payments, repayments and other disbursements of funds by the Administrative Agent to Banks shall thereupon and, at all times thereafter be made in accordance with each Bank’s recalculated Pro Rata Share.
          (b) This Section 2.15 shall supersede any provisions in Sections 10.5 or 10.6 to the contrary.
SECTION 2.16 Special Provisions Regarding Loans Denominated in an Alternate Currency.
     Upon the occurrence of an acceleration of the Loans pursuant to Article VII (an “Acceleration Conversion”), automatically (and without the taking of any action): (x) all then outstanding Canadian Base Rate Loans and other Euro-Dollar Loans denominated in an Alternate Currency shall be converted into the Dollar Equivalent Amount (as of the date such Acceleration Conversion first occurred) of Base Rate Loans, which Loans shall be immediately due and payable; and (y) all accrued and unpaid interest and other amounts owing with respect to Canadian Base Rate Loans and other Euro-Dollar Loans denominated in an Alternate Currency shall be converted into the Dollar Equivalent Amount of such accrued and unpaid interest and other amounts (as of the date such Acceleration Conversion first occurred) and shall be immediately due and payable.
SECTION 2.17 Letters of Credit.

     (a) Subject to the terms contained in this Agreement and the other Loan Documents, upon the receipt of a notice in accordance with Section 2.2(b) requesting the issuance of a Letter of Credit, the Fronting Bank shall issue a Letter of Credit or Letters of Credit in such form as is reasonably acceptable to the applicable Borrower and the Fronting Bank (subject to the provisions of Section 2.2(b)) in an amount or amounts equal to the amount or amounts requested by the Borrower.
     (b) Each Letter of Credit shall be issued in the minimum amount of the Dollar Equivalent Amount of One Hundred Thousand Dollars ($100,000) or such lesser amount as may be agreed to by the Fronting Bank.
     (c) The Letter of Credit Usage shall be no more than the Letter of Credit Sublimit.
     (d) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the Fronting Bank shall notify the applicable Borrower and the Administrative Agent (and the Administrative Agent shall notify each Bank thereof) on or before the date on which the Fronting Bank intends to honor such drawing, and, except as provided in this subsection (d), the applicable Borrower shall reimburse the Fronting Bank, in immediately available funds, on the same day on which such drawing is honored in an amount equal to the Dollar Equivalent Amount of such drawing. Notwithstanding anything contained herein to the contrary, however, unless the applicable Borrower shall have notified the Administrative Agent and the Fronting Bank prior to 1:00 p.m. (New York City time) on the Business Day immediately preceding the date of such drawing that AMB LP, or the applicable Borrower, intends to reimburse the Fronting Bank for the Dollar Equivalent Amount of such drawing with funds other than the proceeds of the Loans, the applicable Borrower, shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 to the Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the Dollar Equivalent Amount of such drawing. Each Applicable Bank (other than the Fronting Bank) shall, in accordance with Section 2.3(b), make available its Pro Rata Share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Fronting Bank for the amount of such draw. In the event that any Applicable Bank fails to make available to the Fronting Bank the amount of such Applicable Bank’s participation on the date of a drawing, the Fronting Bank shall be entitled to recover such amount on demand from such Applicable Bank together with interest at the Federal Funds Rate commencing on the date such drawing is honored, and the provisions of Section 10.17 shall otherwise apply to such failure.
     (e) If, at the time a beneficiary under any Letter of Credit requests a drawing thereunder, an Event of Default as described in Section 7.1(f) or Section 7.1(g) shall have occurred and is continuing, then on the date on which the Fronting Bank shall have honored such drawing, the applicable Borrower shall have an unreimbursed obligation (the “Unreimbursed Obligation”) to the Fronting Bank in an amount equal to the amount of such drawing, which amount shall bear interest at the annual rate of the sum of: (i) the Base Rate; plus (ii) two percent (2%). Each Applicable Bank shall purchase an undivided participating interest in such drawing in an amount equal to its Pro Rata Share of such drawings, and upon receipt thereof the Fronting Bank shall deliver to such Applicable Bank an Unreimbursed Obligation participation certificate dated the date of the Fronting Bank’s receipt of such funds and in the amount of such Applicable Bank’s pro rata share.
     (f) If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Bank (including the Fronting Bank); or (ii) impose on any Bank any other condition regarding this Agreement or such Bank (including the Fronting Bank) as it pertains to the Letters of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase, by an amount deemed by the Fronting

Bank or such Bank to be material, the cost to the Fronting Bank or such Bank of issuing or maintaining any Letter of Credit or participating therein, then the applicable Borrower shall pay to the Fronting Bank or such Bank, within 15 days after written demand by such Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate the Fronting Bank or such Bank for such increased costs or reduction in amounts received or receivable hereunder. Each Bank will promptly notify the applicable Borrower, and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 2.17 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall fail to notify the applicable Borrower of any such event within 90 days following the end of the month during which such event occurred, then such Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified the applicable Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section 2.17 and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
          (g) Each Credit Party hereby agrees to protect, indemnify, pay and save the Fronting Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and disbursements) which the Fronting Bank may incur or be subject to as a result of: (i) the issuance of the Letters of Credit, other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank; or (ii) the failure of the Fronting Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (collectively, “Governmental Acts”), other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. As between the Credit Parties and the Fronting Bank, the Credit Parties assume all risks of the acts and omissions of any beneficiary with respect to its use, or misuses of, the Letters of Credit issued by the Fronting Bank. In furtherance and not in limitation of the foregoing, the Fronting Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the Fronting Bank, including any Governmental Acts, in each case other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. None of the above shall affect, impair or prevent the vesting of the Fronting Bank’s rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Fronting Bank under any resulting liability to the Credit Parties; provided, that, notwithstanding anything in the foregoing to the contrary, the Fronting Bank will be liable to the Credit Parties for any damages suffered by them as a result of the Fronting Bank’s grossly negligent or willful failure to pay under any Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of the Letter of Credit.
          (h) If the Fronting Bank or the Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to any Credit Party, any reimbursement of any drawing under any Letter of Credit, each Applicable Bank shall pay to the Fronting Bank or the Administrative Agent, as the case may be, its Pro Rata Share of such payment, but without interest thereon unless the Fronting Bank or the Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Fronting Bank or the Administrative Agent is required to pay.
SECTION 2.18 Letter of Credit Usage Absolute.
The obligations of the Borrowers under this Agreement in respect of any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and any Letter of Credit Documents (as hereinafter defined) under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:
          (a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any other Loan Document;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the applicable Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent by the applicable Borrower to departure from all or any of the Letter of Credit Documents or any Loan Document; provided, that the Fronting Bank shall not consent to any such change or amendment unless previously consented to in writing by the applicable Borrower;
          (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrowers in respect of the Letters of Credit;
          (d) the existence of any claim, set-off, defense or other right that the applicable Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Fronting Bank or any Bank (other than a defense based on the bad faith, gross negligence or willful misconduct of the Administrative Agent, the Fronting Bank or such Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transaction;
          (e) any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Bank;
          (f) payment by the Fronting Bank against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; provided, that such payment shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; and
          (g) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, ABM LP, or the applicable Borrower; provided, that such other circumstance or happening shall not have been the result of bad faith, gross negligence or willful misconduct of the Fronting Bank.
SECTION 2.19 Establishment of a Supplemental Tranche.
          (a) Guarantors may from time to time request (each such request, a “Supplemental Tranche Request”) certain Banks to provide a supplemental tranche for loans in a currency (a “Supplemental Currency”) that is not included as “Currency Commitment” on Schedule 2.1 at the time of such Supplemental Tranche Request (each such new Tranche, a “Supplemental Tranche”).
          (b) Each Supplemental Tranche Request shall be made in the form of an addendum substantially in the form of Exhibit E (a “Supplemental Addendum”) and sent to the Administrative Agent and shall set forth (i) the proposed currency of such Supplemental Tranche, (ii) the proposed Authorized Borrower(s), (iii) the proposed interest types and rates for such Supplemental Tranche, and (iv) any other specific terms of such Supplemental Tranche that Guarantors deem necessary; provided that the availability period and maturity of any loans under the Supplemental Tranche shall be the same as Dollar Tranche A. Promptly after a Supplemental Tranche Request if the Administrative Agent cannot act as the funding agent therefor the Guarantors shall, subject to the approval of the Administrative Agent (which shall not be unreasonably withheld or delayed) appoint the proposed funding agent for such requested Supplemental Tranche.
          (c) As a condition precedent to the addition of a Supplemental Tranche to this Agreement: (i) each of the conditions and other requirements set forth in Section 2.15 must be satisfied in the event such Supplemental Tranche involves an increase in Commitments pursuant to Section 2.15; (ii) each Bank providing a Currency Commitment under the Supplemental Tranche must be an Eligible Bank as to such Supplemental Tranche; (iii) each Bank providing a Currency Commitment under such Supplemental Tranche, the Administrative Agent, and the proposed funding agent for such Supplemental Tranche (if it is not the Administrative Agent) must execute the requested Supplemental Addendum; (iv) each of the proposed borrowers under such Supplemental Tranche shall be Authorized Borrowers with regard to such Supplemental Tranche, and (v) any other documents or certificates that shall be reasonably requested by the Administrative Agent in connection with the addition of the Supplemental Tranche shall have been delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.
          (d) If a Supplemental Tranche Request is accepted in accordance with this Section, the Administrative Agent, the applicable funding agent, and the Guarantors shall determine the effective date of such Supplemental Tranche (the “Supplemental Tranche Effective Date”) and the final allocation of such Supplemental Tranche. The Administrative Agent shall promptly distribute a revised Schedule 2.1 to each Bank reflecting such new Supplemental Tranche and notify each Lender of the Supplemental Tranche Effective Date.
SECTION 2.20 Letters of Credit Maturing after the Maturity Date.
          (a) Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Maturity Date (as the same may be extended), then, on and after the Maturity Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower shall comply with the provisions of Section 2.20(b). No Letter of Credit shall mature on a date that is more than twelve (12) months after the Maturity Date then in effect.

          (b) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Maturity Date, then, on the Maturity Date, AMB LP shall pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, Letter of Credit Collateral in an amount equal to the Dollar Equivalent Amount of the Letter of Credit Usage under the Letters of Credit. The Administrative Agent shall recalculate the Dollar Equivalent Amount with respect to all Alternate Currency Letters of Credit monthly, as of the first Business Day of each month. Interest shall accrue on the Letter of Credit Collateral Account in accordance with the provisions of Section 7.4.
          (c) From and after the Maturity Date, the Administrative Agent shall calculate the Dollar Equivalent Amount of any outstanding Alternate Currency Letters of Credit on the last Business Day of each month. If at any such time the Dollar Equivalent Amount of the Letter of Credit Usage, so determined by the Administrative Agent, exceeds the amount in the Letter of Credit Collateral Account, the Guarantors, within three (3) Business Days after notice thereof from the Administrative Agent, shall deposit (and cause the applicable Qualified Borrowers to deposit) any such shortfall in the Letter of Credit Collateral Account.
ARTICLE III
GUARANTY
SECTION 3.1 Guaranty of Payment.
     Subject to the limitation set forth below, each Guarantor hereby jointly and severally unconditionally guarantees to each Bank and the Administrative Agent the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance of all other obligations under this Agreement and the other Loan Documents. This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to the Obligations whenever arising. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state or otherwise and including, without limitation, applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity).
SECTION 3.2 Obligations Unconditional.
     The obligations of each Guarantor hereunder are, joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than the defense of the actual timely payment by the relevant Borrower of its Obligations. Each Guarantor agrees that this Guaranty may be enforced by the Banks without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Loan Documents or any collateral, if any, hereafter securing the Obligations or otherwise and each Guarantor hereby waives the right to require the Banks to proceed against any Borrower or any other Person (including the other Guarantor or any other co-guarantor) or to require the Banks to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any

Borrower, the other Guarantor, or any other guarantor of the Obligations for amounts paid under this Guaranty until such time as the Banks have been paid in full, all Commitments under this Agreement have been terminated. Each Guarantor further agrees that nothing contained herein shall prevent the Banks from suing on the Notes or any of the other Loan Documents or foreclosing its security interest in or Lien on any collateral, if any, securing the Obligation or from exercising any other rights available to it under this Agreement, the Notes, any other of the Loan Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of either Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the obligations of any Guarantor under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any Borrower or any Guarantor or by reason of the bankruptcy or insolvency of any Borrower or any Guarantor. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Bank on this Guaranty or acceptance of this Guaranty. The Obligations, and any part thereof, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between each Borrower and each Guarantor, on the one hand, and the Administrative Agent and the Banks, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor further agrees to all rights of set-off as set forth in Section 10.5. During the continuance of any Event of Default, each Guarantor hereby subordinates to the Obligations all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing by any Borrower to any Guarantor.
SECTION 3.3 Modifications.
     Each Guarantor agrees that: (a) all or any part of the collateral now or hereafter held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) none of the Banks or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Obligations or the properties subject thereto; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Borrower and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Loan Documents may be waived or, with the consent of the Guarantors, modified or amended; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of any Borrower or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.
SECTION 3.4 Waiver of Rights.
     Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the Banks and of all extensions of credit to any Borrower by the Banks; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Banks obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Obligations, or the Banks’ subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; and (e) all other notices to which such Guarantor might otherwise be entitled.
SECTION 3.5 Reinstatement.
     The obligations of each Guarantor under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Bank on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of legal counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
SECTION 3.6 Remedies.
     Each Guarantor agrees that, as between Guarantors, on the one hand, and the Administrative Agent and the Banks, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 7.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.2) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable, jointly and severally, by Guarantors.
SECTION 3.7 Subrogation.
     Each Guarantor agrees that, until the Obligations are paid in full in cash, it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, set-off or other claims against any Borrower arising by contract or operation of law in connection with any payment made or required to be made by any Guarantor under this Agreement or the other Loan Documents. After the indefeasible payment in full in cash of the Obligations (other than any part of the Obligations that represents contingent contractual indemnities), each Guarantor shall be entitled to exercise against any Borrower all such rights of reimbursement, subrogation, contribution, and set-off, and all such other claims, to the fullest extent permitted by law.
ARTICLE IV
CONDITIONS
SECTION 4.1 Closing.
     The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:
          (a) Notes. The Borrowers shall have executed and delivered to the Administrative Agent a Note payable for the account of each Bank, dated on or before the Closing Date and complying with the provisions of Section 2.4;

          (b) Credit Agreement. The Guarantors, the Borrowers, the Administrative Agent and each of the Banks shall have delivered to the Guarantors and the Administrative Agent a duly executed original of this Agreement;
          (c) Qualified Borrower Joinder Documents. The Borrowers shall have delivered to the Administrative Agent duly executed Qualified Borrower Joinder Documents, satisfactory to the Administrative Agent in its discretion as to form and substance;
          (d) Legal Opinions. The Administrative Agent shall have received an opinion of DLA Piper Rudnick Gray Cary US LLP, special counsel to the Credit Parties, covering such matters relating to the transactions contemplated hereby as reasonably requested by the Administrative Agent, and acceptable to the Administrative Agent, the Banks and their counsel;
          (e) Constituent Documents. The Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Guarantors, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the agreement of limited partnership of AMB LP, as well as the certificate of limited partnership of AMB LP, both as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of AMB LP as of a date not more than ten (10) days prior to the Closing Date, together with a certificate of existence as to AMB LP from the Secretary of State (or the equivalent thereof) of Delaware, to be dated not more than thirty (30) days prior to the Closing Date, as well as the articles of incorporation of AMB, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of AMB as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate as to AMB from the Secretary of State (or the equivalent thereof) of Maryland, to be dated not more than thirty (30) days prior to the Closing Date;
          (f) Solvency Certificate. The Borrowers and each Guarantor shall have executed a solvency certificate acceptable to the Administrative Agent;
          (g) Counterparts; Satisfactory Form. The Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 4.1 and the Notice of Borrowing referred to in Section 4.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its sole discretion;
          (h) Actions Taken. The Borrowers and Guarantors shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by such Borrowers and each Guarantor;
          (i) No Environmental Liability. The Banks shall be satisfied that neither the Borrowers nor AMB LP, AMB, nor any Consolidated Subsidiary, is subject to any present or contingent environmental liability which could have a Material Adverse Effect and Guarantors shall have delivered a certificate so stating;
          (j) Payment of Fees. The Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to Section 2.7 hereof on or before the Closing Date, and the reasonable fees and expenses accrued through the Closing Date of Haynes and Boone, L.L.P. and applicable local counsel, if required by such firm and if such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for the approval and processing of the same, shall have been paid to Haynes and Boone, L.L.P. and applicable local counsel;
          (k) Approvals. Guarantors shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the each of them, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;
          (l) No Default. No Default or Event of Default shall have occurred; and
          (m) Compliance Certificate. AMB LP shall have delivered a certificate in form acceptable to Administrative Agent showing compliance with the requirements of Section 6.8 as of the Closing Date.
SECTION 4.2 Borrowings.
     The obligation of any Bank to make a Loan or to participate in any Letter of Credit issued by the Fronting Bank and the obligation of the Fronting Bank to issue a Letter of Credit is subject to the satisfaction of the following conditions:
          (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or a request to cause a Fronting Bank to issue a Letter of Credit pursuant to Section 2.17;
          (b) immediately after such Borrowing: (i) the aggregate outstanding principal Dollar Equivalent Amount of the Loans plus the Letter of Credit Usage will not exceed such Bank’s Commitment or the aggregate amount of the Commitments; (ii) the aggregate outstanding principal Dollar Equivalent Amount of the Loans plus Letter of Credit Usage denominated in the currency of such Borrowing will not exceed the applicable Tranche Commitment; and (iii) the Loans have been funded in accordance with the Tranche Percentages;
          (c) immediately before and after such Borrowing or issuance of any Letter of Credit, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit;
          (d) the representations and warranties of the Guarantors contained in this Agreement (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans;
          (e) no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions contemplated by this Agreement; and
          (f) no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of the Administrative Agent or the Majority Banks, as the case may be, has had or is likely to have a Material Adverse Effect.
Each Borrowing or issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Credit Parties on the date of such Borrowing or issuance as to the facts specified in clauses (b), (c), (d), (e) and (f) (to the extent that any Credit Party is or should have been aware of any Material Adverse Effect) of this Section, except as otherwise disclosed in writing by a Credit Party to the Banks. Notwithstanding anything herein to the contrary, no Borrowing or issuance of a Letter of Credit shall be permitted if such Borrowing would cause any Credit Party to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     In order to induce the Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans, each Credit Party, as applicable, makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.
SECTION 5.1 Existence and Power.
     AMB LP is a limited partnership, duly formed and validly existing as a limited partnership under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. AMB is a corporation, duly formed, validly existing and in good standing under the laws of the State of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. Each Borrower is a duly formed and validly existing juridical entity under the laws of its jurisdiction of formation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.
SECTION 5.2 Power and Authority.
     AMB LP and each Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of AMB LP or such Borrower and the performance by AMB LP or such Borrower of the Loan Documents to which it is a party. AMB LP, each Borrower and AMB each have duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes the legal, valid and binding obligation of AMB LP, such Borrower and AMB, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. AMB has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of such Loan Documents. AMB, as general partner of AMB LP, has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents on behalf of AMB LP to which AMB LP is a party and has taken all necessary action to authorize the execution and delivery on behalf of AMB LP and the performance by AMB LP of such Loan Documents.

SECTION 5.3 No Violation.
          (a) Neither the execution, delivery or performance by or on behalf of AMB LP of the Loan Documents to which it is a party, nor compliance by AMB LP with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents: (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality; (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of AMB LP or any of its Consolidated Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which AMB LP (or of any partnership of which AMB LP is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements); or (iii) will cause a material default by AMB LP under any organizational document of any Person in which AMB LP has an interest, or cause a material default under AMB LP’s agreement or certificate of limited partnership, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
          (b) Neither the execution, delivery or performance by AMB of the Loan Documents to which it is a party, nor compliance by AMB with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents: (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality; (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of AMB or any of its Consolidated Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which AMB (or of any partnership of which AMB is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements); or (iii) will cause a material default by AMB under any organizational document of any Person in which AMB has an interest, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
          (c) Neither the execution, delivery or performance by any Borrower of the Loan Documents to which it is a party, nor compliance by such Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which such Borrower (or of any partnership of which such Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by such Borrower under any organizational document of any Person in which such Borrower has an interest, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

SECTION 5.4 Financial Information.
          (a) The consolidated balance sheet of AMB LP, AMB and their Consolidated Subsidiaries as of December 31, 2005, and the related consolidated statements of operations and cash flows of AMB LP and AMB for the fiscal year then ended, reported on by PricewaterhouseCoopers fairly present, in conformity with GAAP, the consolidated financial position of AMB LP, AMB and their Consolidated Subsidiaries as of such date and the consolidated results of operations and cash flows for such fiscal quarter.
          (b) Since March 31, 2006: (i) except as may have been disclosed in writing to the Banks, nothing has occurred having a Material Adverse Effect; and (ii) except as set forth on Schedule 5.4(b), neither AMB LP nor AMB has incurred any material indebtedness or guaranty on or before the Closing Date.
SECTION 5.5 Litigation.
     Except as previously disclosed by AMB LP in writing to the Banks, there is no action, suit or proceeding pending against, or to the knowledge of AMB LP threatened against or affecting: (i) AMB LP, any Borrower, AMB or any of their Consolidated Subsidiaries; (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents. As of the Closing Date, no such action, suit or proceeding exists.
SECTION 5.6 Intentionally Omitted.
SECTION 5.7 Environmental.
     AMB LP conducts reviews of the effect of Environmental Laws on the business, operations and properties of AMB LP and its Consolidated Subsidiaries when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses). On the basis of this review, AMB LP has reasonably concluded that such associated liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.
SECTION 5.8 Taxes.
     AMB LP, each Borrower, AMB and their Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the AMB LP, any Borrower, AMB or any Consolidated Subsidiary, except such taxes, if any, as are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the AMB LP, AMB and their Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of AMB LP, adequate.
SECTION 5.9 Full Disclosure.

     All information heretofore furnished by any Credit Party to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified. Each Credit Party has disclosed to the Administrative Agent, in writing any and all facts which have or may have (to the extent such Credit Party can now reasonably foresee) a Material Adverse Effect.
SECTION 5.10 Solvency.
     On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, AMB LP, each Borrower and AMB will be Solvent.
SECTION 5.11 Use of Proceeds.
     All proceeds of the Loans will be used by Borrowers only in accordance with the provisions hereof. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.
SECTION 5.12 Governmental Approvals.
     No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect.
SECTION 5.13 Investment Company Act; Public Utility Holding Company Act.
     Neither AMB LP, any Borrower, AMB nor any Consolidated Subsidiary (other than AMB Capital Partners, LLC) is: (x) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (y) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005; or (z) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
SECTION 5.14 Principal Offices.
     As of the Closing Date, the principal office, chief executive office and principal place of business of AMB LP and AMB is Pier 1, Bay 1, San Francisco, CA 94111.
SECTION 5.15 REIT Status.
     AMB is qualified and AMB intends to continue to qualify as a real estate investment trust under the Code.
SECTION 5.16 Patents, Trademarks, etc.
     AMB LP and each Borrower has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.

SECTION 5.17 Judgments.
     As of the Closing Date, there are no final, non-appealable judgments or decrees in an aggregate amount of Thirty-Five Million Dollars ($35,000,000) or more entered by a court or courts of competent jurisdiction against any Credit Party, or, to the extent such judgment would be recourse to either Guarantor, any of its Consolidated Subsidiaries (other than judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or which have been paid or stayed).
SECTION 5.18 No Default.
     No Event of Default or, to the best of AMB LP’s knowledge, Default exists under or with respect to any Loan Document and neither AMB LP, any Borrower, nor AMB is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.
SECTION 5.19 Licenses, etc.
     AMB LP and each Borrower has obtained and does hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.
SECTION 5.20 Compliance With Law.
     To AMB LP’s knowledge, AMB LP, each Borrower and each of its respective Real Property Assets are in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.
SECTION 5.21 No Burdensome Restrictions.
     Except as may have been disclosed by AMB LP in writing to the Banks, neither AMB LP nor any Borrower is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.
SECTION 5.22 Brokers’ Fees.
     No Credit Party has dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and no Credit Party has done any act, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by any Borrower of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable to the Administrative Agent and the Banks, and certain other Persons as previously disclosed in writing to the Administrative Agent.
SECTION 5.23 Intentionally Omitted.
SECTION 5.24 Insurance.

     AMB LP currently maintains insurance at 100% replacement cost insurance coverage (subject to customary deductibles) in respect of each of its Real Property Assets, as well as commercial general liability insurance (including, without limitation, “builders’ risk” where applicable) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to liability and casualty insurance with insurers having an A.M. Best policyholders’ rating of not less than A-VII in amounts that prudent owners of assets such as AMB LP’s directly or indirectly owned Real Property Assets would maintain.
SECTION 5.25 Organizational Documents.
     The documents delivered pursuant to Section 4.1(e) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of AMB LP, each Borrower as of the Closing Date and AMB. AMB LP represents that it has delivered to the Administrative Agent true, correct and complete copies of each such document. AMB is the general partner of AMB LP. AMB held (directly or indirectly) an approximately 95.1 general partnership interest in AMB LP, excluding preference units, as of December 31, 2005.
SECTION 5.26 Unencumbered Properties.
     As of March 31, 2006, each Property listed on Schedule 1.1 as a Unencumbered Property: (a) is wholly-owned or ground leased (directly or beneficially) by AMB LP, a Financing Partnership or a Joint Venture Subsidiary; (b) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by AMB LP, AMB or any Joint Venture Parent subject) to a Lien which secures Indebtedness of any Person, other than Permitted Liens; and (c) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by AMB LP, AMB or Joint Venture Parent subject) to any Negative Pledge. All of the information set forth on Schedule 1.1 is true and correct in all material respects.
ARTICLE VI
AFFIRMATIVE AND NEGATIVE COVENANTS
     Each Guarantor covenants and agrees, as applicable, that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid:
SECTION 6.1 Information.
     AMB LP will deliver to each of the Banks:
          (a) as soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each Fiscal Year of AMB LP and AMB) a consolidated balance sheet of AMB LP, AMB and their Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of AMB LP’s and AMB’s operations and consolidated statements of AMB LP’s and AMB’s cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if available), all reported in a manner acceptable to the Securities and Exchange Commission on AMB LP’s and AMB’s Form 10K and reported on by PricewaterhouseCoopers or other independent public accountants of nationally recognized standing;
          (b) as soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first three quarters of each Fiscal Year of the AMB LP and AMB): (i) a consolidated balance sheet of

AMB LP, AMB and their Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of AMB LP’s and AMB’s operations and consolidated statements of AMB LP’s and AMB’s cash flow for such quarter and for the portion of the AMB LP’s and AMB’s Fiscal Year ended at the end of such quarter, all reported in the form provided to the Securities and Exchange Commission on AMB LP’s and AMB’s Form 10Q; and (ii) and such other information reasonably requested by the Administrative Agent or any Bank;
          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of AMB LP: (i) setting forth in reasonable detail (including, without limitation, reconciliation to GAAP) the calculations required to establish whether AMB LP was in compliance with the requirements of Section 6.8 on the date of such financial statements; (ii) certifying: (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of AMB LP on the dates and for the periods indicated, on the basis of GAAP, with respect to AMB LP subject, in the case of interim financial statements, to normally recurring year-end adjustments; and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of AMB LP during the period beginning on the date through which the last such review was made pursuant to this Section 6.1(c) (or, in the case of the first certification pursuant to this Section 6.1(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to, but excluding, the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 7.1(b) with respect to Sections 6.8 and 6.9 at or as of the date of said financial statements; and (2) on the basis of such review of the Loan Documents and the business and condition of AMB LP, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 7.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action AMB LP proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above;
          (d) (i) within five (5) Business Days after any officer of any Guarantor obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, or other executive officer of such Guarantor setting forth the details thereof and the action which the Credit Parties are taking or propose to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after any Guarantor obtains knowledge thereof, notice of: (x) any litigation or governmental proceeding pending or threatened against any Credit Party or the directly or indirectly held Real Property Assets of Guarantors as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect; and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;
          (e) promptly upon the mailing thereof to the shareholders of AMB generally, copies of all proxy statements so mailed;
          (f) promptly upon the filing thereof and to the extent that the same is not publicly available, copies of all reports on Forms 10-K and 10-Q (or their equivalents) (other than the exhibits thereto, which exhibits will be provided upon request therefor by any Bank) which AMB shall have filed with the Securities and Exchange Commission;
          (g) promptly and in any event within thirty (30) days, if and when any member of the ERISA Group: (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and in the case of clauses (i) through (vii) above, which event could result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of AMB LP setting forth details as to such occurrence and action, if any, which AMB LP or applicable member of the ERISA Group is required or proposes to take;
          (h) promptly and in any event within ten (10) days after AMB LP obtains actual knowledge of any of the following events, a certificate of AMB LP, executed by an officer of AMB LP, specifying the nature of such condition, and AMB LP’s or, if AMB LP has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by AMB LP, or any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that AMB LP, or any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect; (ii) the existence of any Environmental Claim pending against AMB LP or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect; or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against AMB LP or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;
          (i) promptly and in any event within five (5) Business Days after receipt of any notices or correspondence from any company or agent for any company providing insurance coverage to AMB LP relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence;
          (j) simultaneously with the delivery of the information required by Sections 6.1(a) and 6.1(b), a statement of all Qualifying Unencumbered Properties; and
          (k) from time to time such additional information regarding the financial position or business of AMB LP, AMB and their Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing, so long as disclosure of such information could not result in a violation of, or expose AMB LP, AMB or their Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on AMB LP, AMB or any of their Subsidiaries or on any Property of any of them.
SECTION 6.2 Payment of Obligations.
     AMB LP, each Borrower, AMB and their Consolidated Subsidiaries will pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

SECTION 6.3 Maintenance of Property; Insurance; Leases.
          (a) AMB LP will keep, and will cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation its Real Property Assets (for so long as it constitutes Real Property Assets), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.
          (b) AMB LP shall maintain, or cause to be maintained, insurance described in Section 5.24 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for less coverage than insurance customarily carried by owners of properties similar to, and in the same locations as, Borrower’s Real Property Assets. AMB LP will deliver to the Administrative Agent upon the reasonable request of the Administrative Agent from time to time: (i) full information as to the insurance carried; (ii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage required by Section 5.24 from that existing on the date of this Agreement; and (iii) forthwith, notice of any cancellation or nonrenewal (without replacement) of coverage by AMB LP.
SECTION 6.4 Maintenance of Existence.
     AMB LP, each Borrower and AMB each will preserve, renew and keep in full force and effect, their respective partnership and corporate existence and their respective rights, privileges and franchises necessary for the normal conduct of business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.
SECTION 6.5 Compliance with Laws.
     AMB LP, each Borrower and AMB will, and will cause their Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to its Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose the Administrative Agent or Banks to any material liability therefor.
SECTION 6.6 Inspection of Property, Books and Records.
     AMB LP, each Borrower and AMB will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and will permit representatives of any Bank, at such Bank’s expense, or from and after an Event of Default, at such Credit Party’s expense, to visit and inspect any of its properties, including without limitation its Real Property Assets, and so long as disclosure of such information could not result in a violation of, or expose AMB LP, any Borrower, AMB or their Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on AMB LP, any Borrower, AMB or any of their Subsidiaries or on any Property of any of them, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired. The Administrative Agent shall coordinate any such visit or inspection to arrange for review by any Bank requesting any such visit or inspection.
SECTION 6.7 Existence.

     AMB LP shall do or cause to be done, all things necessary to preserve and keep in full force and effect its, each Borrower’s, AMB’s and their Consolidated Subsidiaries’ existence and its patents, trademarks, service marks, trade names, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.
SECTION 6.8 Financial Covenants.
          (a) Total Liabilities to Total Asset Value. AMB LP shall not permit the ratio of Total Liabilities to Total Asset Value of AMB LP to exceed 0.60:1 at any time; provided, however, such ratio may exceed 0.60:1 for any two (2) consecutive quarters but in no event shall AMB LP permit the ratio of Total Liabilities to Total Asset Value to exceed 0.65:1 at any time.
          (b) Adjusted EBITDA to Fixed Charges Ratio. AMB LP shall not permit the ratio of Adjusted EBITDA to Fixed Charges, for the then most recently completed four (4) consecutive Fiscal Quarters, to be less than 1.75:1.
          (c) Secured Debt to Total Asset Value. AMB LP shall not permit the ratio of Secured Debt to Total Asset Value of AMB LP to exceed 0.25:1 at any time.
          (d) Intentionally Omitted.
          (e) Unencumbered Net Operating Cash Flow to Unsecured Interest Expense. AMB LP shall not permit the ratio of Unencumbered Net Operating Cash Flow to Unsecured Interest Expense to be less than 1.75:1.
          (f) Minimum Tangible Net Worth. The Consolidated Tangible Net Worth of AMB LP determined in conformity with GAAP will at no time be less than the sum of Two Billion Two Hundred Million Dollars ($2,200,000,000) and seventy percent (70%) of the Net Offering Proceeds (other than proceeds received within ninety (90) days after the redemption, retirement or repurchase of ownership or equity interests in AMB LP or AMB, up to the amount paid by AMB LP or AMB in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that neither AMB LP nor AMB shall have increased its Net Worth as a result of any such proceeds) received by AMB LP or AMB subsequent to the Closing Date.
          (g) Dividends. During the continuance of a monetary Event of Default, AMB LP shall only pay partnership distributions that are necessary to enable AMB to make those dividends necessary to maintain AMB’s status as a real estate investment trust.
          (h) Permitted Holdings. AMB LP’s primary business will not be substantially different from that conducted by AMB LP on the Closing Date and shall include the ownership, operation and development of Real Property Assets and any other business activities of AMB LP and its Subsidiaries will remain incidental thereto. Notwithstanding the foregoing, Borrower and its Subsidiaries may acquire or maintain Permitted Holdings if and so long as the aggregate value of Permitted Holdings, whether held directly or indirectly by AMB LP does not exceed, at any time, twenty-five percent (25%) of Total Asset Value of AMB LP unless a greater percentage is approved by the Majority Banks (which approval shall not be unreasonably withheld, conditioned or delayed). For purposes of calculating the foregoing percentage, the value of Unimproved Assets shall be calculated based upon the book value thereof, determined in accordance with GAAP.
          (i) Intentionally Omitted.

          (j) No Liens. AMB LP and AMB shall not, and shall not allow any of their Subsidiaries, Financing Partnerships or Joint Venture Subsidiaries to, allow any Unencumbered Property (or any equity interests in such Property that are owned directly or indirectly by AMB LP, AMB or any Joint Venture Parent), that is necessary to comply with the provisions of Section 6.8(e) hereof, to become subject to a Lien that secures the Indebtedness of any Person, other than Permitted Liens.
          (k) Calculation. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each Fiscal Quarter.
SECTION 6.9 Restriction on Fundamental Changes.
          (a) Neither AMB LP nor AMB shall enter into any merger or consolidation without obtaining the prior written consent thereto in writing of the Majority Banks, unless the following criteria are met: (i) either (x) AMB LP or AMB is the surviving entity; or (y) the individuals constituting AMB’s board of directors or board of trustees immediately prior to such merger or consolidation represent a majority of the surviving entity’s board of directors or board of trustees after such merger or consolidation; and (ii) the entity which is merged into AMB LP or AMB is predominantly in the commercial real estate business; Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Real Property Assets in the ordinary course of business.
          (b) AMB LP shall not amend its agreement of limited partnership or other organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent. Without limitation of the foregoing, no Person shall be admitted as a general partner of AMB LP other than AMB. AMB shall not amend its articles of incorporation, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent. No Borrower shall amend its organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent. AMB LP shall not make any “in-kind” transfer of any of its property or assets to any of its constituent partners if such transfer would result in an Event of Default under Section 7.1(b) by reason of a breach of the provisions of Section 6.8.
SECTION 6.10 Changes in Business.
          (a) Except for Permitted Holdings and Foreign Property Interests, neither AMB LP, any Borrower nor AMB shall enter into any business which is substantially different from that conducted by AMB LP or AMB on the Closing Date after giving effect to the transactions contemplated by the Loan Documents. AMB shall carry on its business operations through AMB LP, its Consolidated Subsidiaries and its Investment Affiliates.
          (b) Except for Permitted Holdings and Foreign Property Interests, AMB LP shall not engage in any line of business which is substantially different from the business conducted by AMB LP on the Closing Date, which includes the ownership, operation and development of Real Property Assets and the provision of services incidental thereto, whether directly or through its Consolidated Subsidiaries and Investment Affiliates.
SECTION 6.11 AMB Status.
          (a) Status. AMB shall at all times: (i) remain a publicly traded company listed for trading on the New York Stock Exchange; and (ii) maintain its status as a self-directed and self-administered real estate investment trust under the Code.

          (b) Indebtedness. AMB shall not, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
               (i) the Obligations; and
               (ii) Indebtedness of AMB LP for which there is recourse to AMB which, after giving effect thereto, may be incurred or may remain outstanding without giving rise to an Event of Default or Default under any provision of this Article VI.
          (c) Restriction on Fundamental Changes.
               (i) AMB shall not have an investment in any Person other than: (x) AMB LP or indirectly through AMB LP; (y) directly or indirectly in Financing Partnerships; and (z) the interests identified on Schedule 6.11(c)(i) as being owned by AMB.
               (ii) AMB shall not acquire an interest in any Property other than securities issued by AMB LP and Financing Partnerships and the interests identified on Schedule 6.11(c)(ii) attached hereto.
          (d) Environmental Liabilities. Neither AMB nor any of its Subsidiaries shall become subject to any Environmental Claim which has a Material Adverse Effect, including, without limitation, any arising out of or related to: (i) the release or threatened release of any Material of Environmental Concern into the environment, or any remedial action in response thereto; or (ii) any violation of any Environmental Laws. Notwithstanding the foregoing provision, AMB shall have the right to contest in good faith any claim of violation of an Environmental Law by appropriate legal proceedings and shall be entitled to postpone compliance with the obligation being contested as long as: (i) no Event of Default shall have occurred and be continuing; (ii) AMB shall have given Administrative Agent prior written notice of the commencement of such contest; (iii) noncompliance with such Environmental Law shall not subject AMB or such Subsidiary to any criminal penalty or subject the Administrative Agent or any Bank to pay any civil penalty or to prosecution for a crime; and (iv) no portion of any Property material to AMB LP or its condition or prospects shall be in substantial danger of being sold, forfeited or lost, by reason of such contest or the continued existence of the matter being contested.
          (e) Disposal of Partnership Interests. AMB will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership interests in AMB LP or any of its equity interest in any of the partners of AMB LP as of the date hereof (except in connection with the dissolution or liquidation of such partners of AMB LP or the redemption of interests in connection with stock repurchase programs), except for the reduction of AMB’s interest in AMB LP arising from AMB LP’s issuance of partnership interests in AMB LP or the retirement of preferred units by AMB LP. AMB will continue to be the managing general partner of AMB LP.
SECTION 6.12 Other Indebtedness.
     AMB LP and AMB shall not allow any of their Subsidiaries, Financing Partnerships or Joint Venture Subsidiaries that own, directly or indirectly, any Unencumbered Property to directly or indirectly create, incur, assume or otherwise become or remain liable with respect to any Indebtedness other than trade debt incurred in the ordinary course of business and Indebtedness owing to AMB LP or any Financing Partnership, if the resulting failure of such Property to qualify as a Unencumbered Property would result in an Event of Default under Section 6.8.
SECTION 6.13 Forward Equity Contracts.

     If AMB LP shall enter into any forward equity contracts, AMB LP may only settle the same by delivery of stock, it being agreed that if AMB LP shall settle the same with cash, the same shall constitute an Event of Default hereunder unless AMB LP shall have received the unanimous consent of the Banks to settle such forward equity contracts with cash.
SECTION 6.14 Capital Funding Loans.
     Notwithstanding anything in this Agreement to the contrary, in the event that any Property located outside the United States (each a “Non-US Property”) is owned by a Financing Partnership (a “100% AMB Non-US Property Owner”), by a Joint Venture Subsidiary (a “JV Non-US Property Owner”) or by a wholly-owned direct or indirect subsidiary of a Joint Venture Subsidiary (a “Tiered Non-US Property Owner;” such Joint Venture Subsidiary is hereinafter referred to as the “First Tier JV;” each entity through which the First Tier JV indirectly owns a Tiered Non-US Property Owner is hereinafter referred to as an “Intermediate Tier Entity;” and the Tiered Non-US Property Owners, the 100% AMB Non-US Property Owners and the JV Non-US Property Owners are sometimes hereinafter referred to individually as a “Non-US Property Owner” and collectively as the “Non-US Property Owners”) and the Non-US Property Owner or, in the case of any Tiered Non-US Property Owner, the related First Tier JV or a related Intermediate Tier Entity has incurred Indebtedness (whether or not such Indebtedness is secured by a Lien against such Non-US Property and/or any direct or indirect equity interests in the Non-US Property Owner) (each a “Capital Funding Loan”) held by:
(x)	in the case of a 100% AMB Non-US Property Owner, AMB LP or any other Financing Partnership, and

(y)	in the case of a JV Non-US Property Owner or a Tiered Non-US Property Owner, either (AA) an entity (hereinafter an “International FinCo”) in which AMB LP’s Share is the same or greater than AMB LP’s Share in such Non-US Property Owner, or (BB) a Financing Partnership (or AMB LP directly) and entities which are not Financing Partnerships (including Persons who are not Affiliates of AMB LP or whose constituent entities include Persons who are not Affiliates of AMB LP) (“Joint Lenders”), provided that AMB LP’s direct or indirect share of such Indebtedness is the same or greater than AMB LP’s Share of such Non-US Property Owner, then no such Capital Funding Loan or related Second Tier Funding Loan (as defined below) shall be deemed to constitute Indebtedness for any purposes under this Agreement, any Lien securing such Capital Funding Loan shall be a Permitted Lien and no Non-US Property to which such Capital Funding Loan or Second Tier Funding Loan relates shall fail to be a Unencumbered Property solely because the capital provided to the applicable Non-US Property Owner or related First Tier JV or Intermediate Tier Entity was in the form of a Capital Funding Loan rather than a contribution to the equity of such Non-US Property Owner, First Tier JV or Intermediate Tier Entity, so long as
(a)	in the case of a Capital Funding Loan made by an International FinCo, the sale of such Capital Funding Loan, or the sale or refinancing of any interest in the Non-US Property or any direct or indirect equity interests in the Non-US Property Owner acquired as a result of the exercise of any remedies in connection with the enforcement of such Capital Funding Loan, is Substantially Controlled by AMB LP (as defined below),

(b)	in the case of a Capital Funding Loan made by Joint Lenders, any remedies in connection with enforcement of such Capital Funding Loan may only be exercised by such Joint Lenders concurrently and, in the event of any such exercise and the Joint Lenders acquire such Non-US Property or any direct or indirect equity interests in such Non-US Property Owner, the sale or refinancing of such Non-US Property and, if the direct or indirect equity interests in such Non-US Property Owner are held jointly, such equity interests will be Substantially Controlled by AMB LP, and

(c)	no interest in any Capital Funding Loan or Second Tier Funding Loan held directly or indirectly by AMB LP is subject to any Lien (other than a Permitted Lien) or any Negative Pledge.
For purposes of the foregoing, an action will be “Substantially Controlled by AMB LP” if such action is substantially controlled directly by AMB LP or through one or more Financing Partnerships either by agreement of the parties, through the provisions of a Person’s formation documents or otherwise. For purposes of the preceding sentence, an action shall be deemed to be substantially controlled directly by AMB LP or through one or more Financing Partnerships if AMB LP or such Financing Partnerships have the ability to exercise a usual and customary buy-sell right in the event of a disagreement regarding such action. As used herein the term “Second Tier Funding Loan” means any loans made to an International FinCo by AMB LP, any Financing Partnerships of AMB LP and/or any other Person with an equity interest in such International FinCo (or affiliates of such other Person) so long as (x) AMB LP’s direct or indirect share of the combined loans of AMB LP, any Financing Partnership and/or such other Persons (or affiliates thereof) to the International FinCo is the same or greater than AMB LP’s Share of the applicable Non-US Property Owner, and (y) all such loans are pari passu and any remedies that may be exercised in connection with enforcement of such loans may only be exercised concurrently or not at all.
SECTION 6.15 Additional Borrowers and Authorized Borrowers.
     If after the Closing Date, a Qualified Borrower desires to become a Borrower hereunder, such Qualified Borrower shall: (i) so notify the Administrative Agent; (ii) duly execute and deliver to the Administrative Agent: (x) a Note made payable for the account of each Bank; and (y) applicable Qualified Borrower Joinder Documents; (iii) satisfy all of the conditions with respect thereto in form and substance reasonably satisfactory to the Administrative Agent; and (iv) obtain the consent of the Banks in the affected Tranche (such consent not to be unreasonably withheld) that Qualified Borrower is acceptable as an Authorized Borrower in such affected Tranche. Upon a Qualified Borrower’s addition as a Borrower hereunder, such Qualified Borrower shall be deemed to be a Borrower hereunder. The Administrative Agent shall promptly notify each Bank and, as applicable, the Hong Kong Dollars Agent, each Reference Bank, or the Singapore Dollars Agent, upon a Qualified Borrower’s addition as a Borrower hereunder and shall, upon request by each Bank, provide copies of any Qualified Borrower Joinder Documents in receipt thereof. Each such Borrower shall remain a Qualified Borrower for so long as it has Obligations outstanding.
     A Qualified Borrower may be designated as an Authorized Borrower under a Tranche or Tranches by obtaining the consent of the Banks in the applicable Tranche or Tranches (such consent not to be unreasonably withheld). Upon such designation Administrative Agent shall amend Schedule 6.15 with delivery to the Parties hereto.
SECTION 6.16 Other Information.

     AMB LP hereby acknowledges that: (a) the Administrative Agent and/or the Arranger may make available to the Banks materials and/or information provided by or on behalf of AMB LP and AMB hereunder (collectively, “Guarantor Materials”) by posting the Guarantor Materials on IntraLinks or another similar electronic system (the “Platform”); and (b) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to AMB LP or its securities) (each, a “Public Bank”). AMB LP hereby agrees that (w) all Guarantor Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Guarantor Materials “PUBLIC,” AMB LP shall be deemed to have authorized the Administrative Agent, the Arranger, and the Banks to treat such Guarantor Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to AMB LP or its securities for purposes of United States Federal and state securities laws; (y) all Guarantor Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Guarantor Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
ARTICLE VII
DEFAULTS
SECTION 7.1 Events of Default.
     An “Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:
          (a) any Borrower shall fail to: (i) pay when due any principal of any Loan; or (ii) any Borrower shall fail to pay when due interest on any Loan or any fees or any other amount payable to the Administrative Agent or the Banks hereunder, or pursuant to Sections 9.4(a) or 9.4(c), and the same shall continue for a period of five (5) days after the same becomes due;
          (b) any Guarantor shall fail to observe or perform any covenant applicable to it contained in Section 6.8, Sections 6.9(a) or 6.9(b), Section 6.10, Sections 6.11(a), 6.11(b) or 6.11(c), Section 6.12, Section 6.13 or Section 6.15;
          (c) any Guarantor shall fail to observe or perform any covenant or agreement applicable to it contained in this Agreement (other than those covered by clauses (a), (b), (e), (f), (g), (h), (j), (n) or (o) of this Section 7.1) for 30 days after written notice thereof has been given to such Guarantor by the Administrative Agent; or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided such Guarantor commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days;
          (d) any representation, warranty, certification or statement made by any Credit Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by such Credit Party at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from the Administrative Agent to such Credit Party;

          (e) either Guarantor, any Borrower, any Subsidiary or any Investment Affiliate shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amounts exceed Fifty Million Dollars ($50,000,000) and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Debt; or either Guarantor, any Borrower, any Subsidiary or any Investment Affiliate shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;
          (f) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, winding-up, judicial management, receivership, scheme of arrangement, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;
          (g) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization, winding-up, judicial management, receivership, scheme of arrangement, or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;
          (h) intentionally omitted;
          (i) one or more final, non-appealable judgments or decrees in an aggregate amount of Thirty-Five Million Dollars ($35,000,000) or more shall be entered by a court or courts of competent jurisdiction against the either Guarantor or, to the extent of any recourse to either Guarantor, any Borrower, or any Guarantor’s Consolidated Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days, or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;
          (j) there shall be a change in the majority of the Board of Directors of AMB during any twelve (12) month period, excluding any change in directors resulting from: (i) the death or disability of any director; or (ii) satisfaction of any requirement for the majority of the members of the board of directors or trustees of AMB to qualify under applicable law as independent directors, or (iii) the replacement of any director who is an officer or employee of AMB or an affiliate of AMB with any other officer or employee of AMB or an affiliate of AMB;
          (k) any Person (including affiliates of such Person) or “group” (as such term is defined in applicable federal securities laws and regulations) shall acquire more than thirty percent (30%) of the common shares of AMB;

          (l) AMB shall cease at any time to qualify as a real estate investment trust under the Code;
          (m) if any Termination Event with respect to a Plan, Multiemployer Plan or Benefit Arrangement shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan, Multiemployer Plan or Benefit Arrangement and the insufficiency of any and all other Plans, Multiemployer Plans and Benefit Arrangements with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing and in the case of a liability with respect to a Termination Event which is or could be a liability of AMB LP or AMB rather than a liability of the Plan, the liability of AMB LP or AMB) is equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;
          (n) if, any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;
          (o) at any time, for any reason any Guarantor or Borrower seeks to repudiate its obligations under any Loan Document;
          (p) a default beyond any applicable notice or grace period under any of the other Loan Documents;
          (q) any assets of any Guarantor or Borrower shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code; or
          (r) the Note, the Loan, the Obligations, the Guaranty or any of the Loan Documents or the exercise of any of the Administrative Agent’s or any of the Bank’s rights in connection therewith shall constitute a prohibited transaction under ERISA and/or the Code.
SECTION 7.2 Rights and Remedies.
          (a) Upon the occurrence of any Event of Default described in Sections 7.1(f), (g), (o) or (q), the Commitments shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by each Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent, following consultation with the Banks, may (and upon the demand of the Majority Banks shall), by written notice to the Borrowers, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by each Borrower.
          (b) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by the Administrative Agent on behalf of the Administrative Agent and/or the Banks. The Administrative Agent shall act at the direction of the Majority Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents or, if the Majority Banks are unable to reach agreement, then, from and after an Event of Default, the Administrative Agent may pursue such rights and remedies as it may determine.
SECTION 7.3 Notice of Default.
     The Administrative Agent shall give notice to the applicable Borrower and the Guarantors under Sections 7.1(c) and 7.1(d) promptly upon being requested to do so by the Majority Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless the Administrative Agent has received notice in writing from a Bank or a Borrower referring to this Agreement or the other Loan Documents, describing such event or condition. Should the Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should the Administrative Agent send the Borrowers a notice of a Default or Event of Default, the Administrative Agent shall promptly give notice thereof to each Bank.
SECTION 7.4 Actions in Respect of Letters of Credit.
          (a) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Administrative Agent, after consultation with the Banks, may, and upon the demand of the Majority Banks shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon the Credit Parties to, and forthwith upon such demand (but in any event within ten (10) days after such demand) the Credit Parties shall, pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Banks) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.
          (b) The Credit Parties hereby pledge, assign and grant to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Banks, a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):
               (i) the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

               (ii) all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Credit Parties in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;
               (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; provided, that, if no Event of Default has occurred and is continuing, any interest, dividends or other earnings received with respect to the Letter of Credit Collateral shall be distributed to AMB LP on a monthly basis; and
               (iv) to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.
The lien and security interest granted hereby secures the payment of all obligations of Credit Parties now or hereafter existing hereunder and under any other Loan Document.
          (c) The Credit Parties hereby authorize the Administrative Agent for the ratable benefit of the Banks to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by AMB LP, or the Borrowers, to the Banks in respect of the Letters of Credit.
          (d) Neither the Credit Parties, nor any Person claiming or acting on behalf of or through the Credit Parties shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Sections 7.4(b) and 7.4(h) hereof.
          (e) The Credit Parties agree that they will not: (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral; or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 7.4.
          (f) If any Event of Default shall have occurred and be continuing:
               (i) The Administrative Agent may, in its sole discretion, without notice to any of the Credit Parties except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the Letter of Credit Collateral against: first (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by any Borrower, and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable; and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Administrative Agent shall elect. The rights of the Administrative Agent under this Section 7.4 are in addition to any rights and remedies which any Bank may have.
               (ii) The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.
          (g) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.
          (h) At such time as all Events of Default have been cured or waived in writing, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to AMB LP and, in the case of Letters of Credit maturing after the Maturity Date, upon the return of any such Letter of Credit, any amount attributable to such Letter of Credit shall be promptly returned to AMB LP. Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrowers and Guarantors hereunder and under any other Loan Document after the Maturity Date shall be paid to AMB LP or to whomsoever may be lawfully entitled to receive such surplus.
SECTION 7.5 Distribution of Proceeds after Default.
     Notwithstanding anything contained herein to the contrary but subject to the provisions of Section 10.17 hereof, from and after an Event of Default, to the extent proceeds are received by the Administrative Agent, such proceeds will be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans (giving effect to any participations granted therein pursuant to Section 10.5).
ARTICLE VIII
THE AGENTS
SECTION 8.1 Appointment and Authorization.
     Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Sections 8.8 and 8.9 hereof, the provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Banks, and the Borrowers shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall each act solely as an agent of the Banks and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower.
SECTION 8.2 Agency and Affiliates.
     Bank of America, N.A. has the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Bank of America, N.A. and each of its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Credit Party or any Subsidiary or affiliate of any Credit Party as though it were not the Administrative Agent hereunder, and the term “Bank” and “Banks” shall include Bank of America, N.A. in its individual capacity.

SECTION 8.3 Action by Administrative Agent.
     The obligations of Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VII. The duties of the Administrative Agent shall be administrative in nature. Subject to the provisions of Sections 8.1, 8.5 and 8.6, the Administrative Agent shall administer the Loans in the same manner as it administers its own loans.
SECTION 8.4 Consultation with Experts.
     As between the Administrative Agent on the one hand and the Banks on the other hand, the Administrative Agent may consult with legal counsel (who may be counsel for a Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
SECTION 8.5 Liability of Administrative Agent.
     As between the Administrative Agent on the one hand and the Banks on the other hand, neither the Administrative Agent nor any of its affiliates nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith: (i) with the consent or at the request of the Majority Banks or (ii) in the absence of its own gross negligence or willful misconduct. As between the Administrative Agent on the one hand and the Banks on the other hand, neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Credit Party; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between the Administrative Agent on the one hand and the Banks on the other hand, the Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
SECTION 8.6 Indemnification.
     Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent and its affiliates and its directors, officers, agents and employees (to the extent not reimbursed by a Credit Party) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as the Administrative Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder. In the event that the Administrative Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, the Administrative Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank. The Administrative Agent shall reimburse such Banks so entitled to reimbursement within two (2) Business Days of its receipt of such funds from the Borrower or such other party liable therefor.
SECTION 8.7 Credit Decision.

     Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
SECTION 8.8 Successor Agents.
     The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Credit Parties, and the Administrative Agent shall resign in the event its Commitment (without participants) is reduced to less than Ten Million Dollars ($10,000,000) unless as a result of a cancellation or reduction in the aggregate Commitments. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall, provided no Event of Default has occurred and is then continuing, be subject to Guarantors’ approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Majority Banks and approved by the Guarantors, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be the Administrative Agent, who shall act until the Majority Banks shall appoint an Administrative Agent. Any appointment of a successor Administrative Agent by the Majority Banks or the retiring Administrative Agent pursuant to the preceding sentence shall, provided no Event of Default has occurred and is then continuing, be subject to the Guarantors’ approval, which approval shall not be unreasonably withheld or delayed. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent. For gross negligence or willful misconduct, as determined by all the Banks (excluding for such determination the Administrative Agent in its capacity as a Bank), the Administrative Agent may be removed at any time by giving at least thirty (30) Business Days’ prior written notice to the Administrative Agent and Guarantors. Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent in accordance with the provisions of this Section 8.8.
SECTION 8.9 Consents and Approvals.
     All communications from the Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval: (i) shall be given in the form of a written notice to each Bank; (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved; (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to the Administrative Agent by any Borrower or any Guarantor in respect of the matter or issue to be resolved; (iv) shall include the Administrative Agent’s recommended course of action or determination in respect thereof; and (v) shall include the following clause in capital letters, “FAILURE TO RESPOND TO THIS NOTICE WITHIN THE BANK REPLY PERIOD SHALL BE DEEMED CONSENT TO THE RECOMMENDATION SET FORTH HEREIN.” Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to the Administrative Agent that it objects to the recommendation or determination of the Administrative Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such Bank shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the, Majority Banks or all the Banks, the Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent (or deemed approval or consent, as the case may be) shall follow the course of action or determination of the Majority Banks or all the Banks (and each non-responding Bank shall be deemed to have concurred with such recommended course of action), as the case may be.
ARTICLE IX
CHANGE IN CIRCUMSTANCES
SECTION 9.1 Basis for Determining Interest Rate Inadequate or Unfair.
(a) If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing the Administrative Agent determines in good faith that deposits in Dollars (in the applicable amounts), are not being offered in the London interbank market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Banks, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. In such event (i) unless the applicable Borrower notifies the Administrative Agent on or before the second (2nd) Euro-Dollar Business Day before, but excluding, the date of any Euro-Dollar Borrowing for Dollars for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing, and (ii) any Notice of Borrowing for a Euro-Dollar Borrowing denominated in an Alternate Currency shall be ineffective.
(b) If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing the Administrative Agent determines in good faith that deposits in Hong Kong Dollars, Singapore Dollars or Euros (in the applicable amounts), are not being offered in the Hong Kong, Singapore or Frankfurt am Main interbank market, as applicable, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Banks, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans denominated in such Alternate Currency shall be suspended. In such event any Notice of Borrowing for a Euro-Dollar Borrowing denominated in such Alternate Currency shall be ineffective.
(c) If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing the Administrative Agent determines in good faith that deposits in Canadian Dollars (in the applicable amounts), are not being offered in the London or Toronto interbank markets, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Banks, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans denominated in Canadian Dollars bearing interest by reference to Canadian LIBOR (in the case where deposits in Canadian Dollars (in the applicable amount) are not being offered in the London interbank market) or CDOR (in the case where deposits in Canadian Dollars (in the applicable amount) are not being offered in the Toronto interbank market) shall be suspended. In the event that Euro-Dollar Loans denominated in Canadian Dollars by reference to neither Canadian LIBOR nor CDOR are available, unless the applicable Borrower notifies the Administrative Agent on or before the second (2nd) Euro-Dollar Business Day before, but excluding, the date of any Euro-Dollar Borrowing for Canadian Dollars for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Canadian Base Rate Borrowing on the date of such Euro-Dollar Borrowing, if such day is a Business Day, or otherwise on the next succeeding Business Day.
SECTION 9.2 Illegality.

     If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Euro-Dollar Lending Office) (x) to make, maintain or fund its Euro-Dollar Loans, or (y) to participate in any Letter of Credit issued by the Fronting Bank, or, with respect to the Fronting Bank, to issue a Letter of Credit, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrowers, whereupon until such Bank notifies the Borrowers and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in the case of the event described in clause (x) above to make Euro-Dollar Loans, or in the case of the event described in clause (y) above, to participate in any Letter of Credit issued by the Fronting Bank or, with respect to the Fronting Bank, to issue any Letter of Credit, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 9.2, such Bank shall designate a different Euro-Dollar Lending Office (or in the case of Euro-Dollar Loans denominated in Canadian Dollars, a different Domestic Lending Office) if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the applicable Borrowers shall be deemed to have delivered a Notice of Interest Rate Election and such Euro-Dollar Loan shall be converted as of such date to a Base Rate Loan (without payment of any amounts that such Borrower would otherwise be obligated to pay pursuant to Section 2.11 hereof with respect to Loans converted pursuant to this Section 9.2) in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.
     If at any time, it shall be unlawful for any Bank to make, maintain or fund its Euro-Dollar Loans, the Guarantor shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to either: (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, together with accrued and unpaid interest thereon, and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept; or (y) to repay in full all Loans then outstanding of such Bank, together with interest due thereon and any and all fees due hereunder, upon which event, such Bank’s Commitments shall be deemed to be canceled pursuant to Section 2.9(e).
SECTION 9.3 Increased Cost and Reduced Return.
          (a) If, on or after the date hereof (the “Loan Effective Date”), the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) made at the Closing Date of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any Euro-Dollar Loan any such requirement reflected in an applicable Euro-Dollar Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Loan Effective Date affecting such Bank’s Euro-Dollar Loans, its Note, or its obligation to make Euro-Dollar Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable

Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect to such Euro-Dollar Loans, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the applicable Borrower(s) shall pay to such Bank such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Euro-Dollar Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.
          (b) If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the applicable Borrower(s) shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.
          (c) Each Bank will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 9.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall fail to notify the Borrowers of any such event within ninety (90) days following the end of the month during which such event occurred, then the Borrowers’ liability for any amounts described in this Section 9.3 incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Borrowers of the occurrence of such event. A certificate of any Bank claiming compensation under this Section 9.3(c) and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
          (d) If at any time, any Bank shall be owed amounts pursuant to this Section 9.3, the Guarantors shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either: (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept; or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.9(e).
SECTION 9.4 Taxes.
          (a) Lender Taxes. Any and all payments by any Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto and excluding, in the case of the Administrative Agent and each Bank, Excess Withholding Taxes and taxes imposed on or measured by its net income, and franchise taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or such Bank, as the case may be, is organized or maintains an Applicable Lending Office or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or Administrative Agent and such other jurisdiction (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Lender Taxes”), except to the extent required by applicable law. If any Borrower shall be required by applicable law to deduct or withhold any Lender Taxes from or in respect of any sum payable hereunder or under any Letter of Credit, then: (i) such Borrower shall make such deductions and withholdings and provide prompt written notice of any such deductions or withholdings to the Administrative Agent; (ii) such Borrower shall pay the full amount deducted or withheld, taking into account any Additional Amount, to the relevant taxing authority in accordance with applicable law; (iii) such Borrower shall obtain a valid receipt from such taxing authority which evidences such payment; (iv) the amount payable to the Administrative Agent, the Fronting Bank or the Bank shall be increased as necessary so that, after making all required deductions and withholdings of Lender Taxes, including deductions and withholdings of Taxes applicable to additional amounts payable under this clause (iv), the Administrative Agent, Fronting Bank or such Bank receives an amount equal to the sum it would have received had no such deductions or withholdings of Taxes been made (such increased amount, an “Additional Amount”); and (v) such Borrower shall furnish the valid receipt described in clause (iii) above (or a certified copy of such valid receipt) to the Administrative Agent on behalf of the Fronting Bank and Bank within fifteen (15) days after its receipt by the Borrower(s).
          (b) Later Tax Notification. In the event that Lender Taxes not imposed as of the Closing Date are subsequently imposed, or Lender Taxes imposed as of the Closing Date increase, the applicable Bank shall notify the Administrative Agent and the affected Borrower of such event in writing within a reasonable period following receipt of knowledge thereof. If such Bank shall fail to notify the affected Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then the affected Borrower’s liability for such additional Lender Taxes incurred by such Bank as a result of such event (including payment of any Additional Amount) shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified the affected Borrower of the occurrence of such event.
          (c) Other Taxes. In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”). If any Borrower shall be required to deduct or pay any Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Bank, such Borrower shall also pay to the Administrative Agent or to such Bank, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Bank specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Bank would have received if such Other Taxes had not been imposed.
          (d) Indemnification. Each Borrower agrees to indemnify the Administrative Agent, the Fronting Bank, and each Bank for: (i) the full amount of Lender Taxes and Other Taxes paid by the Administrative Agent, the Fronting Bank, or such Bank with respect to such Borrower; and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, provided, that, as to additional tax, penalties, interest or expenses relating to Other Taxes, the Administrative Agent, the Fronting Bank, or such Bank has provided reasonably prompt notice to such Borrower after first becoming aware of such Other Taxes and such Borrower has failed to pay such Other Taxes as required by Section 9.4(c), in each case whether or not such Lender Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Payment under this subsection (d) shall be made within fifteen (15) days after the date the affected Bank, the Fronting Bank, or the Administrative Agent makes a demand therefor. Nothing in this subsection (d) shall require any Borrower to indemnify the Administrative Agent, the Fronting Bank, or any Bank for any amount or liability as a result of or arising out of the payment made by the Administrative Agent, the Fronting Bank, or a Bank to any other Person (other than payments made by the Administrative Agent to the Fronting Bank or a Bank), including, without limitation any Participant.
          (e) Tax Forms. (i) (A) Each Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower(s) pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower(s) pursuant to this Agreement) or such other evidence satisfactory to the AMB and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (1) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower(s) and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower(s) pursuant to this Agreement, (2) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (3) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable laws that the affected Borrower(s) make any deduction or withholding for taxes from amounts payable to such Foreign Lender. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Lender Taxes” as defined in Section 9.4(a).
(B) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.
(C) The affected Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 9.4(a), (A) with respect to any Lender Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Foreign Lender transmits with an IRS Form W-8IMY pursuant to this Section 9.4(e) or (B) if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 9.4(e); provided, that if such Foreign Lender shall have satisfied the requirement of this Section 9.4(e) on the date such Lender became a Foreign Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 9.4(e) shall relieve the affected Borrower(s) of its obligation to pay any amounts pursuant to Section 9.4(a) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Foreign Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Foreign Lender or other Person for the account of which such Foreign Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.
(D)(i) The Administrative Agent may, without reduction, withhold any Lender Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the affected Borrower(s) is not required to pay additional amounts under this Section 9.4(e).
(ii) Upon the request of the Administrative Agent or AMB LP, each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and AMB LP two duly signed completed copies of IRS Form W-9. If such Bank fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.
(iii) If any governmental authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Bank, such Bank shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 9.4(e)(D)(iii), and costs and expenses (including the fees, expenses and disbursements of outside counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel) of the Administrative Agent. The obligation of the Banks under this Section 9.4(e)(D)(iii) shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.
          (f) Additional Documents. Upon reasonable demand by an affected Borrower to the Administrative Agent or any Bank, the Administrative Agent or Bank, as the case may be, shall deliver to the affected Borrower, or to such government or taxing authority as the affected Borrower may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the affected Borrower to make a payment to or for the account of such Bank or the Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Lender Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the affected Borrower making such demand and to be executed and to be delivered with any reasonably required certification.
          (g) Failure to Provide Additional Documents. For any period with respect to which a Bank has failed to provide the Borrower(s) with the appropriate form pursuant to Section 9.4(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 9.4(d) with respect to Lender Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Lender Taxes because of its failure to deliver a form required hereunder, the affected Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as the affected Borrower shall incur no cost or liability as a result thereof.
          (h) Right of Substitution or Prepayment. If at any time, any Bank shall be owed amounts pursuant to this Section 9.4, the Borrower(s) shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.09(c).
SECTION 9.5 Base Rate Loans Substituted for Affected Euro-Dollar Loans.
     If: (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 9.2; or (ii) any Bank has demanded compensation under Sections 9.3 or 9.4 with respect to its Euro-Dollar Loans and the Borrowers shall, by at least five (5) Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 9.5 shall apply to such Bank, then, unless and until such Bank notifies the Borrowers that the circumstances giving rise to such suspension or demand for compensation no longer exist:
          (a) Each Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euro-Dollar Loans and thereafter all Loans which would otherwise be made by such Bank to such Borrower as Dollar-denominated Euro-Dollar Loans shall be made instead as Base Rate Loans and no Borrowing from such Bank would take effect with respect to Loans denominated in an Alternate Currency; and
          (b) after each Euro-Dollar Loan of any Borrower has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay such Borrower’s Base Rate Loans instead; and
          (c) No Borrower will be required to make any payment which would otherwise be required by Section 2.12 with respect to such Euro-Dollar Loans converted to Base Rate Loans pursuant to clause (a) above.
SECTION 9.6 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents in respect of Canadian Dollar Loans (including Canadian Base Rate Loans) shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Bank shall receive interest in respect of Canadian Dollar Loans in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Bank in respect of Canadian Dollar Loans exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

ARTICLE X
MISCELLANEOUS
SECTION 10.1 Notices.
     All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party: (x) in the case of any Borrower, any Guarantor or the Administrative Agent, at its address, bank account, telex number or facsimile number set forth on Exhibit D attached hereto with a duplicate copy thereof, in the case of any Borrower or any Guarantor to AMB LP, at the address of AMB LP set forth on the signature page hereof, Attn: General Counsel; (y) in the case of any Bank, at its address, telex number or facsimile number set forth in its Administrative Questionnaire; or (z) in the case of any party, such other address, telex number or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Borrowers and the Guarantors. Each such notice, request or other communication shall be effective: (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section 10.1 and the appropriate answerback or facsimile confirmation is received; (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery; (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery; or (iv) if given by any other means, when delivered at the address specified in this Section 10.1; provided, that, notices to the Administrative Agent under Article II or Article IX shall not be effective until received.
     The Credit Parties agree that the Administrative Agent and the Banks shall have the right to communicate solely with the Guarantors regarding any notice to any Borrower, including, without limitation, notices with respect to borrowing, repayment, continuation or conversion of any Loan made to any Borrower.
SECTION 10.2 Electronic Delivery of Certain Documents.
     Documents required to be delivered pursuant to Sections 6.1(a), 6.1(b), 6.1(e) and 6.1(f) (to the extent any such documents are included in materials otherwise filed with the United States Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents: (a) are delivered by electronic mail; or (b) are posted on any Guarantor’s or any Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) such Guarantor or such Borrower shall deliver paper copies of such documents to the Administrative Agent or any Bank that requests such Guarantor or such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Bank; and (ii) in the case of delivery by means of posting as set forth in the foregoing clause (b), such Guarantor or such Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Bank of the delivery by electronic mail or the posting of any such documents and provide to the Administrative Agent, by electronic mail, electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance such Guarantor shall be required to provide paper copies of the compliance certificate required by Section 6.1(c) to the Administrative Agent and each of the Banks. Except for such compliance certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Guarantors with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 10.3 No Waivers.
     No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 10.4 Expenses; Indemnification.
          (a) The Borrowers shall pay within thirty (30) days after written notice from the Administrative Agent: (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable fees and disbursements of special counsel Haynes and Boone, L.L.P.), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder; (ii) all reasonable fees and disbursements of special counsel in connection with the syndication of the Loans; and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, without limitation, fees and disbursements of counsel for the Administrative Agent and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that the attorneys’ fees and disbursements for which the Borrowers are obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative fees and disbursements of: (A) counsel for the Administrative Agent; and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which the Borrowers are obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative costs and expenses of the Administrative Agent. For purposes of Section 10.4(a)(iii): (1) counsel for the Administrative Agent shall mean a single outside law firm representing the Administrative Agent in each of the United States, Mexico, Canada, Hong Kong, Singapore and each country of the European Union where a Borrower holds substantial assets; and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group in each of the United States, Mexico, Canada, Hong Kong, Singapore and each country of the European Union where a Borrower holds substantial assets (which law firm may or may not be the same law firm representing the Administrative Agent).
          (b) Each Credit Party agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of: (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document; (ii) any violation by AMB LP or the Environmental Affiliates of any applicable Environmental Law; (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by any Borrower, AMB LP or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of any Borrower, AMB LP or any Environmental Affiliate involving Materials of Environmental Concern; (iv) the breach of any environmental representation or warranty set forth herein, but excluding those liabilities, losses, damages, costs and expenses: (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement; (b) incurred solely by reason of the gross negligence, willful misconduct, bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction; (c) arising from violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property; or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 10.4(b) in favor of any director, officer, agent or employee of the Administrative Agent or any Bank shall be solely in their respective capacities as such director, officer, agent or employee. The Credit Parties obligations under this Section 10.4 shall survive the termination of this Agreement and the payment of the Obligations. Without limitation of the other provisions of this Section 10.4, each Credit Party shall indemnify and hold each of the Administrative Agent and the Banks free and harmless from and against all loss, costs (including reasonable attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that the Administrative Agent and the Banks may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in the Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties, or a breach of the provisions, set forth in Section 5.6(b).
SECTION 10.5 Sharing of Set-Offs.
     In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent, which consent shall not be unreasonably withheld, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations of such Credit Party then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank. Each Bank agrees that if it shall by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it or Letter of Credit participated in by it or, in the case of the Fronting Bank, Letter of Credit issued by it, which is greater than the proportion received by any other Bank or Letter of Credit issued or participated in by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks or Letters of Credit issued or participated in by such other Bank shall be shared by the Banks pro rata; provided that nothing in this Section 10.5 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrowers other than its indebtedness under the Notes or a Letter of Credit. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or Letter of Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the applicable Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with any Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 10.5.
SECTION 10.6 Amendments and Waivers.
     Subject to the provisions of Section 10.20, any provision of this Agreement or the Notes, or the Letters of Credit or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers, the Guarantors and the Majority Banks (and, if the rights or duties of the Administrative Agent in its capacity as Administrative

Agent are affected thereby, by the Administrative Agent); provided, that: (a) no amendment or waiver with respect to this Agreement, the Notes, the Letters of Credit, or any other Loan Documents shall, unless signed by all the Banks: (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation; (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder; (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment; (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section 10.6 or any other provision of this Agreement; (v) release the Guaranty; or (vi) modify the provisions of this Section 10.6.
SECTION 10.7 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Credit Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) below, (ii) by way of participation in accordance with the provisions of subsection (d) below, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) below, (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (as hereinafter defined) to the extent provided in subsection (d) below and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Bank may at any time assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, AMB LP otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, including a proportionate part of each Currency Commitment of such assigning Bank; (iii) any assignment of a Commitment (which includes the Loans outstanding thereunder) must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, AMB LP, unless the Person that is the proposed assignee is itself a Bank (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 9.3, 9.4 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower(s) (at their expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations to the extent such sale is made in accordance with the requirements of subsection (d) below.
          (c) The Administrative Agent, acting solely for this purpose as an agent of the Credit Parties, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments ,including the Currency Commitments. of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Any Bank may at any time, without the consent of, or notice to, the Credit Parties, the Administrative Agent, or the Fronting Bank, sell participations to any Eligible Assignee (other than a natural person or a Credit Party or any Affiliates or Subsidiaries of any Credit Party) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Credit Parties, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification to Section 10.6 that directly affects such Participant. Subject to subsection (e) below, the Credit Parties agree that each Participant shall be entitled to the benefits of Sections 2.12, 9.3 and 9.4 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.5 as though it were a Bank, provided such Participant agrees to be subject to Section 2.11 as though it were a Bank. No Participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations, except to an Eligible Assignee.
          (e) A Participant shall not be entitled to receive any greater payment under Section 9.3 or 9.4 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with AMB LP’s prior written consent. A Participant that would be a Foreign Lender if it were a Bank shall not be entitled to the benefits of Section 9.4 unless the Credit Parties are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Credit Parties, to comply with Section 9.4(e) as though it were a Bank.
          (f) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes, including without limitation any participations in drawings under Letters of Credit and the right to receive reimbursement in respect thereof from the applicable Borrowers (or, in the case of the Fronting Bank, the right to receive reimbursement in respect of its loans resulting from such drawing), to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

          (g) Anything in this Agreement to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Bank holding a Commitment without participants of less than Two Million Dollars ($2,000,000) (or in the case of the Administrative Agent, Ten Million Dollars ($10,000,000)) unless as a result of a cancellation or reduction of the aggregate Commitments; provided, however, that no Bank shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted under this Section 10.7.
SECTION 10.8 Collateral.
     Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
SECTION 10.9 Governing Law; Submission to Jurisdiction; Judgment Currency.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).
          (b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement or the relevant Qualified Borrower Joinder Agreement, each Credit Party hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each Credit Party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to such Credit Party at its address set forth below. Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
          (c) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.
          (d) The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Guarantors or any Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrowers and any other amounts due from the Guarantors or any Borrower hereunder to the Administrative Agent as provided herein: (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 10.8(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery); (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable; and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.
SECTION 10.10 Counterparts; Integration; Effectiveness.
     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent and each Guarantor of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).
SECTION 10.11 Waiver of Jury Trial.
EACH OF THE ADMINISTRATIVE AGENT, THE CREDIT PARTIES AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 10.12 Survival.
     All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.
SECTION 10.13 Domicile of Loans.
     Each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.
SECTION 10.14 Limitation of Liability.
     No claim may be made by any Credit Party or any other Person acting by or through any Credit Party against the Administrative Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each Credit Party hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
SECTION 10.15 Recourse Obligation.
     This Agreement and the Obligations hereunder are fully recourse to the Borrowers. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against: (i) any officer, director, shareholder or employee of any Credit Party; or (ii) any general partner of AMB LP other than AMB, in each case except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee or such general partner.
SECTION 10.16 Confidentiality.
          The Administrative Agent and each Bank shall use reasonable efforts to assure that information about each Credit Party and its Subsidiaries and Investment Affiliates, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Administrative Agent or any Bank pursuant to the provisions hereof or any other Loan Document (“Confidential Information”) is used only for the purposes of this Agreement and shall not be divulged to any Person other than the Administrative Agent, the Banks, and their affiliates and respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan and other transactions between such Bank and the Credit Parties, except: (i) to their attorneys and accountants; (ii) in connection with the enforcement of the rights and exercise of any remedies of the Administrative Agent and the Banks hereunder and under the other Loan Documents; (iii) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 10.7 hereof, who have agreed in writing to be bound by a confidentiality agreement substantially equivalent to the terms of this Section 10.16; and (iv) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Administrative Agent or any Bank or by any applicable law, rule, regulation or judicial process (but only to the extent not in violation, conflict or inconsistent with the applicable regulatory requirement, request, summons or subpoena); provided, however, that in the event a Bank receives a summons or subpoena to disclose Confidential Information to any party, such Bank shall, if legally permitted, endeavor to notify the affected Credit Party thereof as soon as possible after receipt of such request, summons or subpoena and such Credit Party shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as such Credit Party and Administrative Agent may deem reasonable.
SECTION 10.17 Bank’s Failure to Fund.
          (a) If a Bank does not advance to the Administrative Agent such Bank’s Pro Rata Share of a Loan in accordance herewith, then neither the Administrative Agent nor the other Banks shall be required or obligated to fund such Bank’s Pro Rata Share of such Loan.
          (b) As used herein, the following terms shall have the meanings set forth below:
               (i) “Defaulting Bank” shall mean any Bank which: (x) does not advance to the Administrative Agent such Bank’s Pro Rata Share of a Loan in accordance herewith for a period of five (5) Business Days after notice of such failure from the Administrative Agent; (y) shall otherwise fail to perform such Bank’s obligations under the Loan Documents (including without limitation, the obligation to purchase participations pursuant to Section 2.3) for a period of five (5) Business Days after notice of such failure from the Administrative Agent; or (z) shall fail to pay the Administrative Agent or any other Bank, as the case may be, upon demand, such Bank’s Pro Rata Share of any costs, expenses or disbursements incurred or made by the Administrative Agent pursuant to the terms of the Loan Documents for a period of five (5) Business Days after notice of such failure from Administrative Agent, and in all cases, such failure is not as a result of a good faith dispute as to whether such advance is properly required to be made pursuant to the provisions of this Agreement, or as to whether such other performance or payment is properly required pursuant to the provisions of this Agreement.
               (ii) “Junior Creditor” means any Defaulting Bank which has not: (x) fully cured each and every default on its part under the Loan Documents and (y) unconditionally tendered to the

Administrative Agent such Defaulting Bank’s Pro Rata Share of all costs, expenses and disbursements required to be paid or reimbursed pursuant to the terms of the Loan Documents.
               (iii) “Payment in Full” means, as of any date, the receipt by the Banks who are not Junior Creditors of an amount of cash in the relevant currency sufficient to indefeasibly pay in full all Senior Debt.
               (iv) “Senior Debt” means: (x) collectively, any and all indebtedness, obligations and liabilities of the Credit Parties to the Banks who are not Junior Creditors from time to time, whether fixed or contingent, direct or indirect, joint or several, due or not due, liquidated or unliquidated, determined or undetermined, arising by contract, operation of law or otherwise, whether on open account or evidenced by one or more instruments, and whether for principal, premium, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in Section 7.1(f) or 7.1(g)), reimbursement for fees, indemnities, costs, expenses or otherwise, which arise under, in connection with or in respect of the Loans or the Loan Documents; and (y) any and all deferrals, renewals, extensions and refundings of, or amendments, restatements, rearrangements, modifications or supplements to, any such indebtedness, obligation or liability.
               (v) “Subordinated Debt” means: (x) any and all indebtedness, obligations and liabilities of the Credit Parties to one or more Junior Creditors from time to time, whether fixed or contingent, direct or indirect, joint or several, due or not due, liquidated or unliquidated, determined or undetermined, arising by contract, operation of law or otherwise, whether on open account or evidenced by one or more instruments, and whether for principal, premium, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in Sections 7.1(f) or 7.1(g)), reimbursement for fees, indemnities, costs, expenses or otherwise, which arise under, in connection with or in respect of the Loans or the Loan Documents; and (y) any and all deferrals, renewals, extensions and refundings of, or amendments, restatements, rearrangements, modifications or supplements to, any such indebtedness, obligation or liability.
          (c) Immediately upon a Bank’s becoming a Junior Creditor and until such time as such Bank shall have cured all applicable defaults, no Junior Creditor shall, prior to Payment in Full of all Senior Debt:
               (i) accelerate, demand payment of, sue upon, collect, or receive any payment upon, in any manner, or satisfy or otherwise discharge, any Subordinated Debt, whether for principal, interest and otherwise;
               (ii) take or enforce any Liens to secure Subordinated Debt or attach or levy upon any assets of any Credit Party, to enforce any Subordinated Debt;
               (iii) enforce or apply any security for any Subordinated Debt; or
               (iv) incur any debt or liability, or the like, to, or receive any loan, return of capital, advance, gift or any other property, from, any Credit Party.
          (d) In the event of:
               (i) any insolvency, bankruptcy, receivership, liquidation, dissolution, winding-up, judicial management, reorganization, readjustment, composition or other similar proceeding relating to any Credit Party;

               (ii) any liquidation, dissolution or other winding-up of any Credit Party, voluntary or involuntary, whether or not involving insolvency, reorganization or bankruptcy proceedings;
               (iii) any assignment by any Credit Party for the benefit of creditors;
               (iv) any sale or other transfer of all or substantially all assets of any Credit Party; or
               (v) any other marshaling of the assets of any Credit Party;
each of the Banks shall first have received Payment in Full of all Senior Debt before any payment or distribution, whether in cash, securities or other property, shall be made in respect of or upon any Subordinated Debt. Any payment or distribution, whether in cash, securities or other property that would otherwise be payable or deliverable in respect of Subordinated Debt to any Junior Creditor but for this provision shall be paid or delivered directly to the Administrative Agent for distribution to the Banks in accordance with this Agreement until Payment in Full of all Senior Debt. If any Junior Creditor receives any such payment or distribution, it shall promptly pay over or deliver the same to the Administrative Agent for application in accordance with the preceding sentence.
          (e) Each Junior Creditor shall file in any bankruptcy or other proceeding of any Credit Party in which the filing of claims is required by law, all claims relating to Subordinated Debt that such Junior Creditor may have against such Credit Party in a manner as directed by the Administrative Agent. If such Junior Creditor does not file any such claim as directed by the Administrative Agent prior to forty-five (45) days before the expiration of the time to file such claim, the Administrative Agent, as attorney-in-fact for such Junior Creditor, is hereby irrevocably authorized to do so in the name of such Junior Creditor. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Administrative Agent shall, to the exclusion of each Junior Creditor, have the sole right, subject to Section 10.6 hereof, to accept or reject any plan proposed in any such proceeding and to take any other action that a party filing a claim is entitled to take. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the amount payable on such claim for application to the payment of all Senior Debt.
          (f) (i) If any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by any Junior Creditor in contravention of any of the terms hereof, the Junior Creditor shall forthwith make available the payment or distribution so received or transfer the security so received to the Administrative Agent for application to the payment of all Senior Debt, to the extent necessary to achieve Payment in Full. In the event of the failure of any Junior Creditor to make available or transfer any such payment, distribution or security, the Administrative Agent is hereby irrevocably authorized to do so in the name of such Junior Creditor.
               (ii) Each Junior Creditor shall take such action (including, without limitation, the execution and filing of a financing statement with respect to this Agreement and the execution, verification, delivery and filing of proofs of claim, consents, assignments or other instructions that the Administrative Agent may require from time to time in order to prove or realize upon any rights or claims pertaining to Subordinated Debt or to effectuate the full benefit of the subordination contained herein) as may, in the Administrative Agent’s sole and absolute discretion, be necessary or desirable to assure the effectiveness of the subordination effected by this Agreement.
          (g) (i) Each Bank that becomes a Junior Creditor understands and acknowledges by its execution hereof that each other Bank is entering into this Agreement and the Loan Documents in reliance upon the absolute subordination in right of payment and in time of payment of Subordinated Debt to Senior Debt as set forth herein.
               (ii) Only upon the Payment in Full of all Senior Debt shall any Junior Creditor be subrogated to any remaining rights of the Banks which are not Defaulting Banks to receive payments or distributions of assets of any Credit Party made on or applicable to any Senior Debt.
               (iii) Each Junior Creditor agrees that it will deliver all instruments or other writings evidencing any Subordinated Debt held by it to the Administrative Agent, promptly after request therefor by the Administrative Agent.
               (iv) No Junior Creditor may at any time sell, assign or otherwise transfer any Subordinated Debt, or any portion thereof, including, without limitation, the granting of any Lien thereon, unless and until satisfaction of the requirements of Section 10.7 above and the proposed transferee shall have assumed in writing the obligation of the Junior Creditor to the Banks under this Agreement, in a form acceptable to the Administrative Agent.
               (v) If any of the Senior Debt, should be invalidated, avoided or set aside, the subordination provided for herein nevertheless shall continue in full force and effect and, as between the Banks which are not Defaulting Banks and all Junior Creditors, shall be and be deemed to remain in full force and effect.
               (vi) Each Junior Creditor hereby irrevocably waives, in respect of Subordinated Debt, all rights: (x) under Sections 361 through 365, 502(e) and 509 of the Bankruptcy Code (or any similar sections hereafter in effect under any other Federal, state or provincial laws or legal or equitable principles relating to bankruptcy, insolvency, reorganizations, liquidations or otherwise for the relief of debtors or protection of creditors); and (y) to seek or obtain conversion to a different type of proceeding or to seek or obtain dismissal of a proceeding, in each case in relation to a bankruptcy, reorganization, insolvency or other proceeding under similar laws with respect to the Credit Parties. Without limiting the generality of the foregoing, each Junior Creditor hereby specifically waives: (A) the right to seek to give credit (secured or otherwise) to a Credit Party in any way under Section 364 of the Bankruptcy Code unless the same is subordinated in all respects to Senior Debt in a manner acceptable to the Administrative Agent in its sole and absolute discretion; and (B) the right to receive any collateral security (including, without limitation, any “super priority” or equal or “priming” or replacement Lien) for any Subordinated Debt unless the Banks which are not Defaulting Banks have received a senior position acceptable to the Banks in their sole and absolute discretion to secure all Senior Debt (in the same collateral to the extent collateral is involved).
          (h) (i) In addition to and not in limitation of the subordination effected by this Section 10.17, the Administrative Agent and each of the Banks which are not Defaulting Banks may in their respective sole and absolute discretion, also exercise any and all other rights and remedies available at law or in equity in respect of a Defaulting Bank; and
               (ii) The Administrative Agent shall give each of the Banks notice of the occurrence of a default under this Section 10.17 by a Defaulting Bank and if the Administrative Agent and/or one or more of the other Banks shall, at their option, fund any amounts required to be paid or advanced by a Defaulting Bank, the other Banks who have elected not to fund any portion of such amounts shall not be liable for any reimbursements to the Administrative Agent and/or to such other funding Banks.
          (i) Notwithstanding anything to the contrary contained or implied herein, a Defaulting Bank shall not be entitled to vote on any matter as to which a vote by the Banks is required hereunder, including, without limitation, any actions or consents on the part of the Administrative Agent as to which the approval or consent of all the Banks or the Majority Banks is required under Article IX, Section 10.6 or elsewhere, so long as such Bank is a Defaulting Bank; provided, however, that in the case of any vote requiring the unanimous consent of the Banks, if all the Banks other than the Defaulting Bank shall have voted in accordance with each other, then the Defaulting Bank shall be deemed to have voted in accordance with such Banks.
          (j) Each of the Administrative Agent and any one or more of the Banks which are not Defaulting Banks may, at their respective option: (i) advance to the Borrowers such Bank’s Pro Rata Share of the Loans not advanced by a Defaulting Bank in accordance with the Loan Documents; or (ii) pay to the Administrative Agent such Bank’s Pro Rata Share of any costs, expenses or disbursements incurred or made by the Administrative Agent pursuant to the terms of this Agreement not theretofore paid by a Defaulting Bank. Immediately upon the making of any such advance by the Administrative Agent or any one of the Banks, such Bank’s Pro Rata Share and the Pro Rata Share of the Defaulting Bank shall be recalculated to reflect such advance. All payments, repayments and other disbursements of funds by the Administrative Agent to Banks shall thereupon and, at all times thereafter be made in accordance with such Bank’s recalculated Pro Rata Share unless and until a Defaulting Bank shall fully cure all defaults on the part of such Defaulting Bank under the Loan Documents or otherwise existing in respect of the Loans or this Agreement, at which time the Pro Rata Share of the Bank(s) which advanced sums on behalf of the Defaulting Bank and of the Defaulting Bank shall be restored to their original percentages.
          (k) For the avoidance of doubt, none of the provisions in this Section 10.17 shall have the effect of creating a Lien in favor of the Senior Creditors over the Subordinated Debt and/or other related rights and claims of the Junior Creditors.
SECTION 10.18 Banks’ ERISA Covenant.
     Each Bank, by its signature hereto or on the applicable Assignment and Assumption, hereby agrees: (a) that on the date any Loan is disbursed hereunder no portion of such Bank’s Pro Rata Share of such Loan will constitute “assets” within the meaning of 29 C.F.R. §2510.3-101 of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code; and (b) that following such date such Bank shall not allocate such Bank’s Pro Rata Share of any Loan to an account of such Bank if such allocation: (i) by itself would cause such Pro Rata Share of such Loan to then constitute “assets” (within the meaning of 29 C.F.R. §2510.3-101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code and (ii) by itself would cause such Loan to constitute a prohibited transaction under ERISA or the Code (which is not exempt from the restrictions of Section 406 of ERISA and Section 4975 of the Code and the taxes and penalties imposed by Section 4975 of the Code and Section 502(i) of ERISA) or any Agent or Bank being deemed in violation of Section 404 of ERISA.
SECTION 10.19 Several Obligations; Communication with Borrowers.
     Except as otherwise expressly set forth herein, the obligations of the Borrowers hereunder are several and not joint and each Borrower shall be liable only in respect of Loans made to such Borrower and the Obligations of such Borrower related thereto. The Administrative Agent and the Banks shall have the right to communicate solely with Guarantors regarding any matter herein, including, without limitation, any borrowing, repayment, continuation or conversion of any Loan made to any Borrower. Each Borrower hereby grants to each Guarantor an irrevocable power of attorney, which is coupled with an interest, to deliver all notices, instruments, instructions, or other documents, agreements, or items on behalf of such Borrower, as shall be deemed by such Guarantor to be necessary or advisable, in its sole discretion, reasonably exercised to effect the agreements and Obligations of such Borrower hereunder, and neither Guarantor shall incur any liability, in the absence of gross negligence or willful misconduct, in connection with or arising from its exercise of such power of attorney.
SECTION 10.20 Amendments to AMB Revolving Credit Facility Covenants.
     The definitions of “Applicable Fee Percentage,” “Applicable Margin,” and “Investment Grade” set forth in Section 1.1, and the provisions in Sections 6.1, 6.8 through 6.14 and 7.1(b) through 7.1(r), contain essentially the same provisions with respect to AMB and AMB LP as those contained in the definitions of “Applicable Fee Percentage,” “Applicable Margin,” and “Investment Grade” set forth in Section 1.1 and Sections 5.1, 5.8 through 5.14 and 6.1(b) through 6.1(r) of the AMB Revolving Credit Agreement (the “AMB Revolver Provisions”). Notwithstanding anything in this Agreement to the contrary, in the event that the Guarantors or the Administrative Agent under the AMB Revolving Credit Agreement propose to modify, waive or restate, or request a consent or approval with respect to, the AMB Revolver Provisions (and related definitions) of the AMB Revolving Credit Agreement in writing (which may include a written waiver of an existing actual or potential Default or Event of Default that is intended to be eliminated by such modification, restatement or waiver) (individually, a “Covenant Modification”), then simultaneously with the agreement to or granting of such Covenant Modification under the AMB Revolving Credit Agreement, this Agreement shall be deemed modified or restated, or waiver, consent or approval granted, in a manner consistent with the Covenant Modifications under the AMB Revolving Credit Agreement, it being understood that the differences between the AMB Revolving Credit Agreement and this Agreement, as of the date of this Agreement, are intended by the parties to be reflected in any future amendments of this Agreement pursuant to this Section 10.20; provided, however, that nothing in this Section 10.20 shall be deemed to make, or obligate the parties to make, any modification of the values set forth in the tables contained in the definitions of “Applicable Fee Percentage” or “Applicable Margin” in Section 1.1 as a result of a Covenant Modification or otherwise. If requested by a Borrower, Guarantor or the Administrative Agent, the Borrowers, Guarantors, Administrative Agent and each Bank shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval under, this Agreement memorializing such modification, restatement, waiver, consent or approval.

SECTION 10.21 Syndication Agent and Co-Documentation Agents.
     Each of the Borrower, the Administrative Agent and each Bank acknowledges and agrees that (a) the obligations of the Syndication Agents and the Co-Documentation Agents hereunder shall be limited to those obligations that are expressly set forth herein, if any, and the Syndication Agent and the Co-Documentation Agents shall not be required to take any action or assume any liability except as may be required in their respective capacities as a Bank hereunder, and (b) the indemnifications set forth herein for the benefit of the Administrative Agent shall also run to the benefit of the Syndication Agent and the Co-Documentation Agents, as the case may be, to the extent it incurs any loss, cost or damage arising from its capacity as the Syndication Agent or a Co-Documentation Agent.
SECTION 10.22 USA Patriot Act.
     Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrowers, AMB and AMB LP that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, AMB and AMB LP, which information includes the name and address of the Borrowers, AMB and AMB LP and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrowers, AMB and AMB LP in accordance with the Act.
Remainder of Page Intentionally Left Blank.
Signature Pages Follow.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMB PROPERTY, L.P., a Delaware limited partnership

By:	AMB PROPERTY CORPORATION, a Maryland corporation and its sole general partner

	By:	/s/ Michael A. Coke

		Name:	Michael A. Coke
		Title:	Executive Vice President and Chief Financial Officer

Facsimile number:			(415) 394-9001
Address:			Pier 1, Bay 1
San Francisco, California 94111
Attn: Chief Financial Officer

AMB PROPERTY CORPORATION, a Maryland corporation and its sole general partner

By:	/s/ Michael A. Coke

	Name:	Michael A. Coke
	Title:	Executive Vice President and Chief Financial Officer
Revolving Credit Agreement Signature Page

BANK OF AMERICA, N.A.
Commitment	$57,500,000

BANK OF AMERICA, N.A., as Administrative Agent, as Singapore Dollars Agent, as Reference Bank, and as a Bank with respect to Loans denominated in Dollars, Hong Kong Dollars, Canadian Dollars, Singapore Dollars and Euros

By:	/s/ Thomas R. Sullivan

Thomas R. Sullivan
Vice President

BANK OF AMERICA, N.A.

Attention:	Shirley Lee
Telephone:	(415) 622-2720
Telecopy:	(415) 622-0433
Email:	shirley.lee @bankofamerica.com

BANC OF AMERICA SECURITIES ASIA LIMITED (formerly BA Asia Limited), as Hong Kong Dollars Agent

By:	/s/ Susana Yen

Name:	Susana Yen
Title:	Vice President Head of Agency Management

BANC OF AMERICA SECURITIES ASIA LIMITED

Attention:	Susana Yen
Telephone:	+ (852) 2597-3428
Telecopy:	+ (852) 2597-3424
Email:	susana.ls.chan_yen@bankofamerica.com

OR

Attention:	Angelica Siu
Telephone:	+ (852) 2597-3423
Telecopy:	+ (852) 2597-3425
Email:	Angelica.siu@bankofamerica.com
Revolving Credit Agreement Signature Page

THE BANK OF NOVA SCOTIA, as Syndication Agent and as a Bank with respect to Loans denominated in Dollars, Canadian Dollars and Euros.

Commitment	$57,500,000

By:	/s/ Chris Osborn

Chris Osborn
Managing Director

Attention:	Mark Sparrow
Telephone:	(415) 986-1100
Telecopy:	(415) 397-0791
Email:	mark_sparrow@scotiacapital.com
Revolving Credit Agreement Signature Page

THE BANK OF NOVA SCOTIA, Hong Kong Branch, as a Bank with respect to Loans denominated in Hong Kong Dollars.

By:	/s/ Andy Poon

Andy Poon
A.G.M. Greater China

Attention:	Andy Poon/Isis Cheung
Telephone:	(852) 2861 4881 / (852) 2861 4873
Telecopy:	(852) 2527 2527
Email:	andy.poon@scotiabank.com
isis.cheung@scotiabank.com
Revolving Credit Agreement Signature Page

THE BANK OF NOVA SCOTIA, SINGAPORE BRANCH, as a Bank with respect to Loans denominated in Singapore Dollars.

By:	/s/ Seong Koon Wah Sun

Seong Koon Wah Sun
Country Head, Vice President & Branch Manager

Attention:	Hong Swee Hon
Telephone:	(65) 6539-4612
Telecopy:	(65) 6438-5314
Email:	swee_hon_hong@scotiacapital.com
Revolving Credit Agreement Signature Page

LASALLE BANK NATIONAL ASSOCIATION

LASALLE BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Bank with respect to Loans denominated in Dollars, Canadian Dollars and Euros

Commitment	$40,000,000

By:	/s/ John Mix

Name:	John Mix
Title:	SVP

LASALLE BANK NATIONAL ASSOCIATION

Attention:	Kathryn Schad
Telephone:	(312) 992-4908
Telecopy:	(312) 992-1324
Email:	kathryn.schad@abnamro.com

OR

Attention:	John Mix
Telephone:	(415) 984-3750
Telecopy:	(415) 984-3707
Email:	john.mix@abnamro.com
Revolving Credit Agreement Signature Page

SOCIÉTÉ GÉNÉRALE

SOCIÉTÉ GÉNÉRALE, as Co-Documentation Agent and as a Bank with respect to Loans denominated in Dollars, Canadian Dollars, Hong Kong Dollars and Euros

Commitment	$40,000,000

By:	/s/ Robert N. Delph

Robert N. Delph
Managing Director

SOCIÉTÉ GÉNÉRALE

Attention:	Lawrence D. Shaw
Telephone:	(214) 979-2746
Telecopy:	(214) 979-2727
Email:	Larry.Shaw@sgcib.com

SOCIÉTÉ GÉNÉRALE, Singapore Branch, as a Bank with respect to Loans denominated in Singapore Dollars

By:	/s/ Eric Wormser

Eric Wormser
Chief Country Officer

Attention:	Geraldine Lian
Telephone:	+ (65) 6326 7697
Telecopy:	+ (65) 6224 7475
Email:	geraldine.lian@sgcib.com

Copy to:

Attention:	Cecilia — C — K Wong
Telephone:	+ (65) 6326 7551
Telecopy:	+ (65) 6224 5417
Email:	Cecilia-c-k.wong@sgcib.com
Revolving Credit Agreement Signature Page

NOTICES TO SOCIÉTÉ GÉNÉRALE, SINGAPORE BRANCH, TO BE COPIED TO:

SOCIÉTÉ GÉNÉRALE

Attention:	Lawrence D. Shaw
Telephone:	(214) 979-2746
Telecopy:	(214) 979-2727
Email:	Larry.Shaw@sgcib.com
Revolving Credit Agreement Signature Page

THE ROYAL BANK OF SCOTLAND plc.

ROYAL BANK OF SCOTLAND plc., as a Bank with respect to Loans denominated in Dollars, Canadian Dollars, Euros and Hong Kong Dollars

Commitment	$35,000,000

By:	/s/ Neil Crawford

Neil Crawford
Senior Vice President

THE ROYAL BANK OF SCOTLAND plc.

Attention:	Neil Crawford
Telephone:	(212) 401-3589
Telecopy:	(212) 401-3546
Email:	neil.crawford@rbos.com
Revolving Credit Agreement Signature Page

UNITED OVERSEAS BANK

UNITED OVERSEAS BANK, as a Bank with respect to Loans denominated in Canadian Dollars, Euros, Hong Kong Dollars and Singapore Dollars

Commitment	$20,000,000

By:	/s/ Hoong Chen

Name:	Hoong Chen
Title:	FVP & General Manager

UNITED OVERSEAS BANK

Attention:	Jessica Cheng
Telephone:	(213) 623-8042, ext. 119
Telecopy:	(213) 623-3412
Email:	jessica.chengws@uobgroup.com

OR

Attention:	Chen Myn
Telephone:	(213) 623-8042, ext. 117
Telecopy:	(213) 623-3412
Email:	chen.myn@uobgroup.com
Revolving Credit Agreement Signature Page

BORROWERS:

MALACOA HOLDING PTE. LTD. (Company Registration No. 200207920R) a private company limited by shares organized under the laws of Singapore

By:	/s/ Guy Jaquier

	Name:	Guy Jaquier
	Title:	Executive Vice President

AMB CANADA INVESTMENTS, LLC, a Delaware limited liability company

By:	AMB Property, L.P., its sole member

	By:	AMB Property Corporation

		By:	/s/ Michael A. Coke

Name: Michael A. Coke
Title: Executive Vice President and Chief Financial Officer

AMB EUROPEAN INVESTMENTS, LLC, a Delaware limited liability company

By:	AMB Property, L.P., its sole member

	By:	AMB Property Corporation

		By:	/s/ Michael A. Coke

Name: Michael A. Coke
Title: Executive Vice President and Chief Financial Officer
Revolving Credit Agreement Signature Page

AMB PROPERTY, L.P., a Delaware limited partnership

By:	AMB PROPERTY CORPORATION, a Maryland corporation and its sole general partner

By:	/s/ Michael A. Coke

Name:	Michael A. Coke
Title:	Executive Vice President and Chief Financial Officer

Facsimile number:	(415) 394-9001
Address:	Pier 1, Bay 1
San Francisco, California 94111
Attn: Chief Financial Officer
Revolving Credit Agreement Signature Page

EXHIBIT A
Form of Note
New York, New York
_____ ___, 20__
          For value received, [INSERT NAME OF BORROWER], a [INSERT DETAILS OF BORROWER] (the “Borrower”), promises to pay to the order of [INSERT NAME OF BANK] (the “Bank”) the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower further promises to pay interest on the unpaid principal amount of each such Loan from the date advanced until such principal amount is paid in full on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of, as required by the Credit Agreement, the United States of America, the European Economic Union, the Hong Kong Special Administrative Region of the People’s Republic of China, Canada, or the Republic of Singapore, as the case may be, in Federal or other immediately available funds to the Administrative Agent, the Hong Kong Dollars Agent, or the Singapore Dollars Agent, as the case may be, for the account of the Bank, or in the lawful money and to the Agent as may be specified from time to time in accordance with Section 2.19 of the Credit Agreement, pursuant to wire transfer instructions given by Administrative Agent from time to time.
          All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
          This note is one of the Notes referred to in, and is executed and delivered pursuant to and subject to all of the terms of that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of June 13, 2006 among AMB PROPERTY, L.P., a Delaware limited partnership (“AMB LP”), AMB PROPERTY CORPORATION, a Maryland corporation qualified as a real estate investment trust (“AMB” and, collectively with AMB LP, “Guarantors,” and, when acting in their respective capacities as Guarantors, individually a “Guarantor”), MALACOA HOLDING PTE. LTD., a private company limited by shares organized under the laws of Singapore, AMB CANADA INVESTMENTS, LLC, a Delaware limited liability company, AMB EUROPEAN INVESTMENTS, LLC, a Delaware limited liability company, AMB LP, acting its capacity as a Borrower, the banks and financial institutions listed on the signature pages of the Credit Agreement as the Initial Banks (the “Initial Banks”), BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “Bank of America”), as Administrative Agent, THE BANK OF NOVA SCOTIA, a bank listed on Schedule I of the Bank Act (Canada) (in its individual capacity, “Bank of Nova Scotia”), as Syndication Agent (as hereinafter defined), LASALLE BANK NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “LaSalle Bank”), and SOCIÉTÉ GÉNÉRALE, a French banking corporation (in its individual capacity “Société Générale”), as Co-Documentation Agents (as hereinafter defined), and the other parties named therein (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement. The terms and conditions of the Credit Agreement are hereby incorporated in their entirety by reference as though fully set forth herein. Upon the occurrence of certain Events of Default as more particularly described in the Credit Agreement, the unpaid principal amount evidenced by this Note shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
          Demand, presentment, diligence, protest and notice of nonpayment are hereby waived by the Borrower.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGE FOLLOWS]

[INSERT BORROWER NAME AND DETAILS]

By:
Name:
Title:

          Signature Page to Note from Borrower in favor of                                         .

Note (cont’d)
LOANS AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Type of	Principal	Maturity	Notation
Date	Loan*	Loan	Repaid	Date	Made By

*	Indicate Currency